                                                                   EXHIBIT 99.02


                                SERVICESOFT, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                         PAGE
                                                                                                         ----
SERVICESOFT, INC
Report of Independent Accountants ..................................................................       2
Consolidated Balance Sheet as of December 31, 1998 and 1999 and September 30, 2000 (unaudited) .....       3
Consolidated Statement of Operations for the years ended December 31, 1997, 1998 and 1999
  and the nine months ended September 30, 1999 and 2000 (unaudited) ................................       4
Consolidated Statement of Redeemable Convertible Preferred Stock and Stockholders' Deficit for
  the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000
  (unaudited) ......................................................................................       6
Consolidated Statement of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and
  the nine months ended September 30, 1999 and 2000 (unaudited) ....................................       8
Notes to Consolidated Financial Statements .........................................................       9

BALISOFT TECHNOLOGIES INC
Report of Independent Accountants ..................................................................      23
Consolidated Balance Sheet as of December 31, 1997 and 1998 ........................................      24
Consolidated Statement of Loss and Deficit for the period from the date of incorporation,
  June 5, 1997, to December 31, 1997 and the year ended December 31, 1998 ..........................      25
Consolidated Statement of Changes in Financial Position for the period from the date of
  incorporation, June 5, 1997, to December 31, 1997 and the year ended December 31, 1998 ...........      26
Notes to Consolidated Financial Statements .........................................................      27

INTERNET BUSINESS ADVANTAGES, INC
Report of Independent Accountants ..................................................................      35
Balance Sheet as of December 31, 1997 and 1998 and September 30, 1999 (unaudited) ..................      36
Statement of Operations for the years ended December 31, 1997 and 1998 and the nine months
  ended September 30, 1998 and 1999 (unaudited) ....................................................      37
Statement of Stockholders' Deficit for the years ended December 31, 1997 and 1998 and the
  nine months ended September 30, 1999 (unaudited) .................................................      38
Statement of Cash Flows for the years ended December 31, 1997 and 1998 and the nine
  months ended September 30, 1998 and 1999 (unaudited) .............................................      39
Notes to Financial Statements ......................................................................      40

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS FOR SERVICESOFT, INC
Introduction to Unaudited Pro Forma Combined Financial Statements ..................................      47
Unaudited Pro Forma Combined Statement of Operations for the year ended
  December 31, 1999 ................................................................................      49
Notes to Unaudited Pro Forma Combined Financial Statements .........................................      50

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Servicesoft, Inc.

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of redeemable convertible preferred stock and stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Servicesoft, Inc. (formerly Servicesoft Technologies, Inc.) and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
February 11, 2000

                                SERVICESOFT, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                                            DECEMBER 31,
                                                                                     -------------------------     SEPTEMBER 30,
                                                                                       1998            1999             2000
                                                                                     ---------       ---------     -------------
                                                                                                                     (UNAUDITED)
                                                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents ...................................................      $   2,016       $   6,630       $   4,727
  Restricted cash .............................................................            200             187             446
  Accounts receivable, net of allowance for doubtful
    accounts of $50, $170 and $348 at December 31, 1998 and
    1999 and September 30, 2000 (unaudited), respectively .....................          1,593           6,635           5,946
  Prepaid expenses and other current assets ...................................            155             717           1,196
                                                                                     ---------       ---------       ---------
      Total current assets ....................................................          3,964          14,169          12,315
Property and equipment, net ...................................................            364           3,368           6,892
Other assets ..................................................................             --             200             206
Goodwill and other intangible assets, net .....................................             --          17,239          12,201
                                                                                     ---------       ---------       ---------
         Total assets .........................................................      $   4,328       $  34,976       $  31,614
                                                                                     =========       =========       =========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
  AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Borrowings under revolving line of credit ...................................      $      --       $   1,000       $      --
  Accounts payable ............................................................            246             971           2,975
  Accrued compensation and benefits ...........................................            338           2,052           2,597
  Accrued expenses ............................................................            123           3,088           2,192
  Current portion of capital lease obligations ................................             40             334             361
  Deferred revenue ............................................................            819           6,436           7,231
                                                                                     ---------       ---------       ---------
      Total current liabilities ...............................................          1,566          13,881          15,356
Capital lease obligations, net of current portion .............................             80             522             479
Other liabilities .............................................................             --             173              78
                                                                                     ---------       ---------       ---------
      Total liabilities .......................................................          1,646          14,576          15,913
                                                                                     ---------       ---------       ---------
Commitments (Note 9)
Redeemable convertible preferred stock, $0.01 par value; 10,200,000, 12,450,002 and 16,450,002 shares authorized; 9,898,621, 11,587,344 and 15,068,822 shares issued and outstanding at December 31, 1998 and 1999 and September 30, 2000
  (unaudited), respectively (liquidation preference of
  $38,095 at December 31, 1999) ...............................................         25,441          52,251          88,898
                                                                                     ---------       ---------       ---------
Stockholders' deficit:
Common stock, $0.01 par value; 13,000,000, 17,450,000 and
    29,477,854 shares authorized; 34,788, 5,152,352 and 5,038,708 shares issued and outstanding at December 31,
    1998 and 1999 and September 30, 2000 (unaudited), respectively ............             --              51              50
Additional paid-in capital ....................................................             --          32,068          49,319
Accumulated deficit ...........................................................        (22,479)        (46,032)       (107,799)
Notes receivable from stockholders ............................................             --          (1,117)           (547)
Deferred stock compensation ...................................................             --         (16,709)        (14,012)
Accumulated other comprehensive loss ..........................................           (280)           (112)           (208)
                                                                                     ---------       ---------       ---------
      Total stockholders' deficit .............................................        (22,759)        (31,851)        (73,197)
                                                                                     ---------       ---------       ---------
         Total liabilities, redeemable convertible preferred
           stock and stockholders' deficit ....................................      $   4,328       $  34,976       $  31,614
                                                                                     =========       =========       =========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                                SERVICESOFT, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS



                                                                                                            NINE MONTHS ENDED
                                                                         YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                                   ----------------------------------     ---------------------
                                                                     1997         1998         1999         1999         2000
                                                                   --------     --------     --------     --------     --------
                                                                                                                (UNAUDITED)
                                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Software license ............................................    $  2,139     $  2,508     $  4,210     $  2,561     $  8,243
  Services ....................................................         387        1,782        2,934        1,753       10,228
                                                                   --------     --------     --------     --------     --------
          Total revenue .......................................       2,526        4,290        7,144        4,314       18,471
                                                                   --------     --------     --------     --------     --------
Cost of revenue:
  Cost of software license ....................................         252          148          406          288          605
  Cost of services (excluding stock compensation
     of $25, $0 and $162 for the year ended
     December 31, 1999 and the nine months ended
     September 30, 1999 and 2000 (unaudited), respectively) ...         625        1,101        3,375        1,795       11,917
                                                                   --------     --------     --------     --------     --------
          Total cost of revenue ...............................         877        1,249        3,781        2,083       12,522
                                                                   --------     --------     --------     --------     --------
Gross profit ..................................................       1,649        3,041        3,363        2,231        5,949
                                                                   --------     --------     --------     --------     --------
Operating expenses:
  Research and development (excluding stock compensation
     of $124, $66 and $397 for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000
    (unaudited), respectively) ................................         930        1,174        4,205        2,827        6,094
  Sales and marketing (excluding stock compensation
     of $156, $89 and $504 for the year ended
     December 31, 1999 and the nine months ended
     September 30, 1999 and 2000 (unaudited), respectively) ...         977        3,598       13,310        7,926       23,524
  General and administrative (excluding stock
     compensation of $1,595, $952 and $7,181 for the year ended
     December 31, 1999 and the nine months ended September 30,
     1999 and 2000 (unaudited), respectively) .................         756        1,612        5,044        2,973        8,150
  Amortization of goodwill and other intangible assets ........          --           --        2,671        1,783        5,003
  Stock compensation ..........................................          --           --        1,900        1,107        8,244
                                                                   --------     --------     --------     --------     --------
          Total operating expenses ............................       2,663        6,384       27,130       16,616       51,015
                                                                   --------     --------     --------     --------     --------
Loss from operations ..........................................      (1,014)      (3,343)     (23,767)     (14,385)     (45,066)
Interest income ...............................................           7          168          320          172          661
Interest expense ..............................................         (97)        (538)         (35)         (21)         (85)
Other income (expense), net ...................................          --         (250)         (71)         (70)          26
                                                                   --------     --------     --------     --------     --------
Net loss ......................................................      (1,104)      (3,963)     (23,553)     (14,304)     (44,464)
Accretion and deemed dividends on redeemable
  convertible preferred stock .................................        (340)      (1,031)      (2,725)      (1,837)     (22,512)
                                                                   --------     --------     --------     --------     --------
Net loss attributable to common stockholders ..................    $ (1,444)    $ (4,994)    $(26,278)    $(16,141)    $(66,976)
                                                                   ========     ========     ========     ========     ========
Basic and diluted net loss per common share ...................    $(144.40)    $(262.84)    $ (11.02)    $  (8.14)    $ (16.21)
Shares used in computing basic and diluted net loss
  per common share ............................................          10           19        2,385        1,982        4,133


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                      [This page intentionally left blank]

                                SERVICESOFT, INC.

        CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                            AND STOCKHOLDERS' DEFICIT

                                                                     REDEEMABLE
                                                                     CONVERTIBLE
                                                                   PREFERRED STOCK                   COMMON STOCK
                                                          -------------------------------  -------------------------------
                                                              SHARES          AMOUNT           SHARES          PAR VALUE
                                                          --------------  --------------   --------------   --------------
                                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 31, 1996...............................     3,111,917      $  15,976            8,386     $         --
Exercise of stock options................................                                         9,628               --
Accretion to redemption value of redeemable
  convertible preferred stock............................                          340
Comprehensive loss:
 Net loss................................................
 Other comprehensive loss, net of tax:
   Foreign currency translation adjustments..............

       Total comprehensive loss..........................
                                                            -----------      ---------        ---------        ---------
BALANCE, DECEMBER 31, 1997...............................     3,111,917         16,316           18,014               --
Issuance of Series F redeemable convertible
  preferred stock upon conversion of bridge loan
  including accrued interest.............................     2,118,735          2,119
Issuance of Series G redeemable convertible
  preferred stock for cash...............................     4,667,969          5,975
Exercise of stock options................................                                        16,774               --
Accretion to redemption value of redeemable
 convertible preferred stock.............................                        1,031
Comprehensive loss:
 Net loss................................................
 Other comprehensive loss, net of tax:
   Foreign currency translation adjustments..............

       Total comprehensive loss..........................
                                                            -----------      ---------        ---------        ---------
BALANCE, DECEMBER 31, 1998...............................     9,898,621         25,441           34,788               --
Issuance of Exchangeable Preferred Stock,
  Exchangeable Common Stock and stock options
  in connection with the merger with Balisoft
  Technologies Inc.......................................     2,281,653          7,758        2,205,915               22
Accretion to redemption value of Series F and
  Series G redeemable convertible preferred stock........                          161
Exchange of Series F and Series G redeemable
  convertible preferred stock for Series H
  redeemable convertible preferred stock.................    (4,575,201)            --
Issuance of Series I redeemable convertible
  preferred stock for cash, including issue costs........     3,982,271         16,327
Accretion to redemption value of Series H
  and Series I redeemable convertible preferred stock....                        2,564
Sale of common stock.....................................                                        10,000               --
Exercise of stock options and warrants...................                                       717,137                7
Stock compensation expense for stock
  option modifications...................................
Issuance of restricted common stock and
  related deferred stock compensation....................                                     1,060,502               11
Interest on notes receivable from stockholders...........
Deferred stock compensation related to
  grants of stock options................................
Amortization of deferred stock compensation
  to expense.............................................
Issuance of common stock and stock options
  in connection with the acquisition of Internet
  Business Advantages, Inc...............................                                     1,124,010               11
Comprehensive loss:
 Net loss................................................
 Other comprehensive loss, net of tax:
   Foreign currency translation adjustments..............

       Total comprehensive loss..........................
                                                            -----------      ---------        ---------        ---------
BALANCE, DECEMBER 31, 1999...............................    11,587,344         52,251        5,152,352               51




                                                                                                  NOTES
                                                            ADDITIONAL                         RECEIVABLE        DEFERRED
                                                              PAID-IN         ACCUMULATED         FROM             STOCK
                                                              CAPITAL           DEFICIT       STOCKHOLDERS     COMPENSATION
                                                          --------------   ---------------  ---------------  ---------------
                                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 31, 1996...............................    $     487        $  (16,567)      $      --        $       --
Exercise of stock options................................           35
Accretion to redemption value of redeemable
  convertible preferred stock............................         (340)
Comprehensive loss:
 Net loss................................................                         (1,104)
 Other comprehensive loss, net of tax:
   Foreign currency translation adjustments..............

       Total comprehensive loss..........................
                                                             ---------        ----------       ---------        ----------
BALANCE, DECEMBER 31, 1997...............................          182           (17,671)             --                --
Issuance of Series F redeemable convertible
  preferred stock upon conversion of bridge loan
  including accrued interest.............................
Issuance of Series G redeemable convertible
  preferred stock for cash...............................
Exercise of stock options................................            4
Accretion to redemption value of redeemable
 convertible preferred stock.............................         (186)             (845)
Comprehensive loss:
 Net loss................................................                         (3,963)
 Other comprehensive loss, net of tax:
   Foreign currency translation adjustments..............

       Total comprehensive loss..........................
                                                             ---------        ----------       ---------        ----------
BALANCE, DECEMBER 31, 1998...............................           --           (22,479)             --                --
Issuance of Exchangeable Preferred Stock,
  Exchangeable Common Stock and stock options
  in connection with the merger with Balisoft
  Technologies Inc.......................................        4,533
Accretion to redemption value of Series F and
  Series G redeemable convertible preferred stock........         (161)
Exchange of Series F and Series G redeemable
  convertible preferred stock for Series H
  redeemable convertible preferred stock.................
Issuance of Series I redeemable convertible
  preferred stock for cash, including issue costs........         (207)
Accretion to redemption value of Series H
  and Series I redeemable convertible preferred stock....       (2,564)
Sale of common stock.....................................           10
Exercise of stock options and warrants...................          184                               (68)
Stock compensation expense for stock
  option modifications...................................        1,253
Issuance of restricted common stock and
  related deferred stock compensation....................        5,760                            (1,036)           (4,710)
Interest on notes receivable from stockholders...........                                            (13)
Deferred stock compensation related to
  grants of stock options................................       12,646                                             (12,646)
Amortization of deferred stock compensation
  to expense.............................................                                                              647
Issuance of common stock and stock options
  in connection with the acquisition of Internet
  Business Advantages, Inc...............................       10,614
Comprehensive loss:
 Net loss................................................                        (23,553)
 Other comprehensive loss, net of tax:
   Foreign currency translation adjustments..............

       Total comprehensive loss..........................
                                                             ---------        ----------       ---------        ----------
BALANCE, DECEMBER 31, 1999...............................       32,068           (46,032)         (1,117)          (16,709)


                                                             ACCUMULATED
                                                                OTHER                                 TOTAL
                                                            COMPREHENSIVE      COMPREHENSIVE      STOCKHOLDERS'
                                                                LOSS               LOSS              DEFICIT
                                                          ----------------   ----------------     -------------
                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, DECEMBER 31, 1996...............................     $  (283)                             $  (16,363)
Exercise of stock options................................                                                  35
Accretion to redemption value of redeemable
  convertible preferred stock............................                                                (340)
Comprehensive loss:
 Net loss................................................                       $   (1,104)            (1,104)
 Other comprehensive loss, net of tax:
   Foreign currency translation adjustments..............         (12)                 (12)               (12)
                                                                                ----------
       Total comprehensive loss..........................                           (1,116)
                                                              -------           ==========         ----------
BALANCE, DECEMBER 31, 1997...............................        (295)                                (17,784)
Issuance of Series F redeemable convertible
  preferred stock upon conversion of bridge loan
  including accrued interest.............................                                                  --
Issuance of Series G redeemable convertible
  preferred stock for cash...............................                                                  --
Exercise of stock options................................                                                   4
Accretion to redemption value of redeemable
 convertible preferred stock.............................                                              (1,031)
Comprehensive loss:
 Net loss................................................                           (3,963)            (3,963)
 Other comprehensive loss, net of tax:
   Foreign currency translation adjustments..............          15                   15                 15
                                                                                ----------
       Total comprehensive loss..........................                           (3,948)
                                                              -------           ==========        -----------
BALANCE, DECEMBER 31, 1998...............................        (280)                                (22,759)
Issuance of Exchangeable Preferred Stock,
  Exchangeable Common Stock and stock options
  in connection with the merger with Balisoft
  Technologies Inc.......................................                                               4,555
Accretion to redemption value of Series F and
  Series G redeemable convertible preferred stock........                                                (161)
Exchange of Series F and Series G redeemable
  convertible preferred stock for Series H
  redeemable convertible preferred stock.................
Issuance of Series I redeemable convertible
  preferred stock for cash, including issue costs........                                                (207)
Accretion to redemption value of Series H
  and Series I redeemable convertible preferred stock....                                              (2,564)
Sale of common stock.....................................                                                  10
Exercise of stock options and warrants...................                                                 123
Stock compensation expense for stock
  option modifications...................................                                               1,253
Issuance of restricted common stock and
  related deferred stock compensation....................                                                  25
Interest on notes receivable from stockholders...........                                                 (13)
Deferred stock compensation related to
  grants of stock options................................                                                  --
Amortization of deferred stock compensation
  to expense.............................................                                                 647
Issuance of common stock and stock options
  in connection with the acquisition of Internet
  Business Advantages, Inc...............................                                              10,625
Comprehensive loss:
 Net loss................................................                          (23,553)           (23,553)
 Other comprehensive loss, net of tax:
   Foreign currency translation adjustments..............         168                  168                168
                                                                                ----------
       Total comprehensive loss..........................                          (23,385)
                                                              -------           ==========         ----------
BALANCE, DECEMBER 31, 1999...............................        (112)                                (31,851)

                                                                     REDEEMABLE
                                                                     CONVERTIBLE
                                                                   PREFERRED STOCK                   COMMON STOCK
                                                          -------------------------------  -------------------------------
                                                              SHARES          AMOUNT           SHARES          PAR VALUE
                                                          --------------  --------------   --------------   --------------

Exercise of stock options and warrants
  (unaudited)............................................                                       408,502                4
Issuance of Series J redeemable convertible
  preferred stock for cash, including issue costs
  and deemed dividends (unaudited).......................     3,481,478         31,438
Accretion to redemption value of Series H, Series
  I and Series J redeemable convertible preferred
  stock (unaudited)......................................                        5,209
Stock compensation expense for stock option
  modifications (unaudited)..............................
Interest on notes receivable from stockholders
  (unaudited)............................................
Forgiveness of notes receivable from stockholder
  (unaudited)............................................
Repurchase and retirement of unvested
  restricted common stock and forgiveness of related
  note receivable from stockholder (unaudited)...........                                      (522,146)              (5)
Deferred stock compensation related to grants
  of stock options (unaudited)...........................
Amortization of deferred stock compensation to
  expense (unaudited)....................................
Deferred stock compensation adjustment for
  stock option and restricted stock cancellations
  (unaudited)............................................
Comprehensive loss:
 Net loss (unaudited)....................................
 Other comprehensive loss, net of tax:
   Foreign currency translation adjustments
  (unaudited)............................................

       Total comprehensive loss (unaudited)..............
                                                            -----------      ---------        ---------        ---------
BALANCE, SEPTEMBER 30, 2000 (UNAUDITED)..................    15,068,822      $  88,898        5,038,708        $      50
                                                            ===========      =========        =========        =========


                                                                                                  NOTES
                                                            ADDITIONAL                         RECEIVABLE        DEFERRED
                                                              PAID-IN         ACCUMULATED         FROM             STOCK
                                                              CAPITAL           DEFICIT       STOCKHOLDERS     COMPENSATION
                                                          --------------   ---------------  ---------------  ---------------
                                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
Exercise of stock options and warrants
  (unaudited)............................................          324
Issuance of Series J redeemable convertible
  preferred stock for cash, including issue costs
  and deemed dividends (unaudited).......................       17,106           (17,303)
Accretion to redemption value of Series H, Series
  I and Series J redeemable convertible preferred
  stock (unaudited)......................................       (5,209)
Stock compensation expense for stock option
  modifications (unaudited)..............................        5,027
Interest on notes receivable from stockholders
  (unaudited)............................................                                            (53)
Forgiveness of notes receivable from stockholder
  (unaudited)............................................                                             68
Repurchase and retirement of unvested
  restricted common stock and forgiveness of
  related note receivable from stockholder (unaudited)...         (517)                              555
Deferred stock compensation related to grants
  of stock options (unaudited)...........................        5,741                                              (5,741)
Amortization of deferred stock compensation to
  expense (unaudited)....................................                                                            4,215
Deferred stock compensation adjustment for
  stock option and restricted stock cancellations
  (unaudited)............................................       (5,221)                                              4,223
Comprehensive loss:
 Net loss (unaudited)....................................                        (44,464)
 Other comprehensive loss, net of tax:
   Foreign currency translation adjustments
  (unaudited)............................................

       Total comprehensive loss (unaudited)..............
                                                             ---------        ----------       ---------        ----------
BALANCE, SEPTEMBER 30, 2000 (UNAUDITED)..................    $  49,319        $ (107,799)      $    (547)       $  (14,012)
                                                             =========        ==========       =========        ==========



                                                             ACCUMULATED
                                                                OTHER                                 TOTAL
                                                            COMPREHENSIVE      COMPREHENSIVE      STOCKHOLDERS'
                                                                LOSS               LOSS              DEFICIT
                                                          ----------------   ----------------   ------------

Exercise of stock options and warrants
  (unaudited)............................................                                                 328
Issuance of Series J redeemable convertible
  preferred stock for cash, including issue costs
  and deemed dividends (unaudited).......................                                                (197)
Accretion to redemption value of Series H, Series
  I and Series J redeemable convertible preferred
  stock (unaudited)......................................                                              (5,209)
Stock compensation expense for stock option
  modifications (unaudited)..............................                                               5,027
Interest on notes receivable from stockholders
  (unaudited)............................................                                                 (53)
Forgiveness of notes receivable from stockholder
  (unaudited)............................................                                                  68
Repurchase and retirement of unvested
  restricted common stock and forgiveness of related
  note receivable from stockholder (unaudited)...........                                                  33
Deferred stock compensation related to grants
  of stock options (unaudited)...........................                                                  --
Amortization of deferred stock compensation to
  expense (unaudited)....................................                                               4,215
Deferred stock compensation adjustment for
  stock option and restricted stock cancellations
  (unaudited)............................................                                                (998)
Comprehensive loss:
 Net loss (unaudited)....................................                          (44,464)           (44,464)
 Other comprehensive loss, net of tax:
   Foreign currency translation adjustments
  (unaudited)............................................         (96)                 (96)               (96)
                                                                                ----------
       Total comprehensive loss (unaudited)..............                       $  (44,560)
                                                              -------           ==========         ----------
BALANCE, SEPTEMBER 30, 2000 (UNAUDITED)..................     $  (208)                             $  (73,197)
                                                              =======                              ==========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                                SERVICESOFT, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                                              NINE MONTHS ENDED
                                                                         YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                                                  ------------------------------------      ----------------------
                                                                    1997          1998          1999          1999          2000
                                                                  --------      --------      --------      --------      --------
                                                                                                                  (UNAUDITED)
                                                                                          (IN THOUSANDS)
Cash flows from operating activities:
  Net loss ..................................................     $ (1,104)     $ (3,963)     $(23,553)     $(14,304)     $(44,464)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization ..........................           57           102         3,195         1,877         6,439
     Provision for doubtful accounts ........................           --            50           120            25           176
     Loss on disposal of property and equipment .............           --            18            20            10            37
     Compensation expense for stock options and grants ......           --            --         1,900         1,107         8,244
     Interest income on notes from stockholders .............           --            --           (13)           --           (54)
     Forgiveness of notes receivable from stockholder .......           --            --            --            --           101
     Interest expense associated with conversion of
      bridge loans to Series F redeemable convertible
      preferred stock .......................................           --           530            --            --            --
     Changes in operating assets and liabilities, net of
       effects of acquisitions:
       Accounts receivable ..................................         (604)         (695)       (4,156)       (2,127)          377
       Prepaid expenses, other current assets and other
         assets .............................................            4           (83)         (586)         (291)         (418)
       Accounts payable .....................................          101            (3)         (211)         (201)        2,034
       Accrued expenses, compensation and benefits
         and other liabilities ..............................          252           (95)        4,028         1,727          (531)
       Deferred revenue .....................................          117           496         5,434         3,303           889
                                                                  --------      --------      --------      --------      --------
          Net cash used in operating activities .............       (1,177)       (3,643)      (13,822)       (8,874)      (27,170)
                                                                  --------      --------      --------      --------      --------
Cash flows from investing activities:
  Purchase of marketable securities .........................           --            --            --            --        (3,985)
  Sales of marketable securities ............................           --            --            --            --         3,985
  Purchases of property and equipment .......................          (25)         (337)       (2,255)       (1,047)       (4,719)
  Cash of businesses acquired, net of acquisition
     expenses ...............................................           --            --         3,411         4,317            --
  (Increase) decrease in restricted cash ....................           --          (200)           13            --          (259)
                                                                  --------      --------      --------      --------      --------
          Net cash provided by (used in) investing activities          (25)         (537)        1,169         3,270        (4,978)
                                                                  --------      --------      --------      --------      --------
Cash flows from financing activities:
  Proceeds from bridge loans ................................          782            --            --            --            --
  Proceeds from line of credit ..............................           --            --         1,000            --            --
  Repayment of line credit ..................................           --            --            --            --        (1,000)
  Payments of capital lease obligations .....................           --            --          (102)          (68)         (248)
  Proceeds from issuance of redeemable convertible
     preferred stock, net of issue costs ....................           --         5,975        16,120        16,120        31,241
  Proceeds from issuance of common stock ....................           --            --            35            --            --
  Proceeds from exercise of stock options and warrants.......           35             4           123            44           328
                                                                  --------      --------      --------      --------      --------
          Net cash provided by financing activities .........          817         5,979        17,176        16,096        30,321
                                                                  --------      --------      --------      --------      --------
Effects of exchange rate changes on cash and cash
  equivalents ...............................................          (13)           11            91            83           (76)
                                                                  --------      --------      --------      --------      --------
Net increase (decrease) in cash and cash equivalents ........         (398)        1,810         4,614        10,575        (1,903)
Cash and cash equivalents, beginning of period ..............          604           206         2,016         2,016         6,630
                                                                  --------      --------      --------      --------      --------
Cash and cash equivalents, end of period ....................     $    206      $  2,016      $  6,630      $ 12,591      $  4,727
                                                                  ========      ========      ========      ========      ========

     See supplemental cash flow information in Note 13.


  The accompanying notes are an integral part of these consolidated financial statements.

                                SERVICESOFT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION:

        Servicesoft, Inc. ("Servicesoft") was originally incorporated as Rosh Intelligent Systems in 1987, was renamed ServiceSoft Corporation in 1993, was renamed Servicesoft Technologies, Inc. in 1999 and was subsequently renamed Servicesoft, Inc. in 2000. Servicesoft develops, markets and delivers software products and professional services that help businesses provide Internet-based services to their customers, employees and business partners. To date, Servicesoft's revenue has been reported and managed through one operating segment and has resulted from the sale of its products and services to major corporations in the United States and Europe.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Principles of Consolidation

        The consolidated financial statements include the accounts of Servicesoft and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.

   Translation of Foreign Currencies

        The functional currency of Servicesoft's foreign subsidiaries is the local currency, except for a subsidiary in Israel, whose functional currency is the U.S. dollar. Assets and liabilities of Servicesoft's foreign operations whose functional currencies are other than the U.S. dollar are translated into U.S. dollars at the exchange rate in effect at the balance sheet date; revenues and expenses are translated using the average exchange rates in effect during the period. The resultant cumulative translation adjustments are included in accumulated other comprehensive income or loss, which is a separate component of stockholders' deficit. Foreign currency transaction gains and losses are included in the determination of net income or loss for the period.

   Unaudited Interim Financial Statements

        The interim consolidated financial statements as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 are unaudited. Management believes these unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results for the nine months ended September 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year.

   Revenue Recognition

        Servicesoft recognizes revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position 98-9. Revenue from software license sales and related implementation services are recognized using the percentage-of-completion method over the implementation period, assuming the contract price is fixed and determinable, binding evidence of the arrangement has been received and collection is probable. Percentage-of-completion is measured by the percentage of implementation hours incurred to date compared to the estimated total required implementation hours. The total amount of revenue to be earned under these contracts is generally fixed by contractual terms. Servicesoft regularly reviews its progress on these contracts and revises the estimated time for completing its implementations. Anticipated losses, if any, on contracts in progress are recognized when identified. When Servicesoft is not engaged to complete the software implementation, Servicesoft recognizes revenue upon delivery of the software to the end user, provided all other revenue recognition criteria are met. Revenue from software support and maintenance agreements, which are priced based on a fixed percentage of the related products' current list prices, is deferred and recognized ratably over the term of the agreements generally twelve months. Frequently, Servicesoft's sales include software licenses, related implementation services and a maintenance and support arrangement. The total contract value is attributed first to the maintenance and support arrangement based on its fair value, equal to its stated price as a fixed percentage of the related product's current list price; the remainder of the total contract value is then attributed to the software license and related implementation services, with the effect that discounts inherent in the total contract value are attributed to the software license and related implementation services. Servicesoft does not offer its customers any rights of return.

   Cash and Cash Equivalents

        Servicesoft considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of overnight certificates of deposit. Restricted cash represents required collateral on certain capital leases. The restricted cash is released to Servicesoft after one year.

   Financial and Credit Risk

        Financial instruments which expose Servicesoft to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. Servicesoft invests primarily in money market accounts with large commercial banks with strong credit ratings. Servicesoft provides credit to customers in the normal course of business. Collateral is not required for accounts receivable, but evaluation of customers' credit and financial condition is performed periodically. Servicesoft maintains reserves for potential credit losses and such losses have been within management's expectations.

   Fair Value of Financial Instruments

        Financial instruments, including cash, cash equivalents, accounts receivable, accounts payable and redeemable convertible preferred stock, are carried in the consolidated financial statements at amounts that approximated fair value as of December 31, 1997, 1998 and 1999. Fair values are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

   Property and Equipment

        Property and equipment are stated at cost. Depreciation is provided using the straight-line method, over the estimated useful lives of the assets, typically three to five years.

   Goodwill and Other Intangible Assets

        Intangible assets result from Servicesoft's mergers or acquisitions of businesses (Note 3) accounted for under the purchase method and consist of identifiable assets, including completed technology, non-compete agreements and workforce, as well as goodwill. Intangible assets are recorded at cost, net of accumulated amortization. Identifiable intangible assets and goodwill are amortized on a straight-line basis over their estimated useful lives of three years. Servicesoft periodically evaluates its goodwill for potential impairment. Recoverability of goodwill not identified with other impaired assets is assessed based on the expected cash flows of Servicesoft, considering a number of factors including past operating results, budgets and economic projections, market trends and product development cycles.

   Impairment of Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," Servicesoft periodically evaluates its long-lived assets, including intangible assets, for potential impairment. Recoverability of these assets is assessed based on undiscounted expected cash flows from the assets, considering a number of factors including past operating results, budgets and economic projections, market trends and product development cycles. An impairment in the carrying value of each asset is assessed when the undiscounted expected cash flows derived from the asset are less than its carrying value. Through December 31, 1999, Servicesoft has not recognized an impairment loss on its long-lived assets.

   Research and Development and Software Development Costs

        Research and development expenditures, except for certain software development expenditures, are expensed as incurred. Software development costs incurred after technological feasibility has been achieved and until the products are available for sale are capitalized and amortized over the life of the product. Costs of internally developed software which qualify for capitalization have not been material to date.

   Stock Compensation

        Stock options and restricted stock issued to employees and members of Servicesoft's Board of Directors are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB 25"); accordingly, compensation expense is recorded for options and restricted stock awarded to employees and directors to the extent that the exercise/purchase prices are less than the common stock's fair market value, for financial reporting purposes, on the date of grant, where the number of shares and exercise/purchase price are fixed. The difference between the fair value of Servicesoft's common stock and the exercise/purchase price of the stock option or restricted stock awards is recorded as deferred stock compensation. Deferred stock compensation is amortized to compensation expense over the vesting period of the underlying stock option or restricted stock. Servicesoft follows the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") (Note 7). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS 123.

   Advertising Costs

        Advertising costs are included in sales and marketing expenses and are expensed as incurred. Advertising costs were $2,000, $140,000 and $298,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

   Income Taxes

        Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Servicesoft does not provide for U.S. income taxes on the undistributed earnings of its foreign subsidiaries, which Servicesoft considers to be permanent investments.

   Net Loss Per Common Share

        Servicesoft computes net loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," ("SFAS 128"). Under the provisions of SFAS 128, basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. There is no difference between basic and diluted net loss per share since potential common shares from the conversion of redeemable convertible preferred stock and the exercises of options and warrants are anti-dilutive for all periods presented. The calculations of diluted net loss per common share for the years ended December 31, 1997, 1998, 1999 and the nine months ended September 30, 1999 and 2000 do not include 3,437,000, 10,955,000, 14,700,000, 13,310,000 (unaudited) and
19,242,000 (unaudited) potential shares of common stock equivalents, including common stock options, common and preferred stock warrants, and redeemable convertible preferred stock, respectively.

   Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Recent Accounting Pronouncements

        In December 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 97-2 to require recognition of revenue using the "residual method" in circumstances outlined in SOP 98-9. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of SOP 97-2 and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. SOP 98-9 is effective for transactions entered into during fiscal years beginning after March 15, 1999 (fiscal year 2000 for Servicesoft), however early adoption is permitted. Servicesoft has adopted SOP 98-9.

        In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as recently amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," is effective for fiscal years beginning after June 15, 2000. Because Servicesoft does not currently hold any derivative instruments and does not currently engage in hedging activities, Servicesoft does not expect the adoption of SFAS 133 to have a material impact on its financial position or operating results.

        In March 2000, the Financial Accounting Standard Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective July 1, 2000, but certain conclusions in FIN 44 covered specific events that occurred after either December 15, 1998 or January 12, 2000. Servicesoft does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

        In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. In June 2000, Staff Accounting Bulletin 101B, "Second Amendment: Revenue Recognition in Financial Statements," was released. This staff accounting bulletin delays the implementation of SAB 101 until the fourth quarter of 2000. Servicesoft does not expect the application of SAB 101 to have a material impact on its financial position or results of operations.

3. ACQUISITIONS

   Balisoft Technologies Inc.

        On February 12, 1999, Servicesoft completed its merger with Balisoft Technologies Inc. ("Balisoft"), a company that develops e-mail management and real-time internet collaboration applications. In connection with the acquisition, Servicesoft issued 2,205,915 shares of exchangeable common stock (Note 6) valued at $3,760,000, issued 2,281,653 shares of exchangeable preferred stock (exchangeable into Series H redeemable convertible preferred stock) (Note
5) valued at $7,773,000, and assumed or issued options and warrants to purchase 641,275 shares of Servicesoft common stock valued at $780,000. Servicesoft valued the options and warrants included in the purchase consideration based on a Black Scholes computation of their fair value at the date of grant; assumptions used included a risk-free interest rate of 5.25%, no dividend yield, volatility of 100%, weighted average expected life of 5 years, and fair value of the underlying common stock of $1.70 per share. The total consideration of $12,313,000 represented by the Servicesoft stock and options was determined based on an independent appraisal. In connection with this merger, Servicesoft incurred costs of $273,000, which are included in the total purchase price for accounting purposes.

        The merger was accounted for under the purchase method of accounting. Accordingly, the fair market values of the acquired assets and assumed liabilities have been included in the consolidated financial statements of Servicesoft as of the merger date and the results of operations of Balisoft have been included thereafter. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Working capital, net ...................      $ 3,834
Property and equipment .................          198
Completed technologies .................        1,512
Workforce ..............................          473
Non-competition covenant ...............          180
Goodwill ...............................        6,389
                                              -------
                                              $12,586
                                              =======

        The amounts allocated to identifiable tangible and intangible assets were based on the results of an independent appraisal. Goodwill represents the amount by which the total purchase price exceeded the fair values of the acquired net assets on the merger date.

   Internet Business Advantages, Inc.

        On December 17, 1999, Servicesoft completed its acquisition of Internet Business Advantages, Inc. ("IBA"), a company that provides consulting services primarily focused on using Internet and Intranet technologies. In connection with the acquisition, Servicesoft paid $1,156,000, issued 1,124,010 shares of common stock valued at $10,150,000, and assumed or issued options and warrants to purchase 71,745 shares of Servicesoft common stock valued at $475,000. Servicesoft valued the options included in the purchase consideration based on a Black Scholes computation of their fair value at the date of grant; assumptions used included a risk-free interest rate of 5.25%, no dividend yield, volatility of 100%, weighted average expected life of 5 years, and fair value of the underlying common stock of $9.03 per share. The total consideration of $11,781,000 represented by the Servicesoft stock and options was determined in connection with an independent appraisal. In connection with this acquisition, Servicesoft incurred costs of $295,000, which are included in the total purchase price for accounting purposes.

        The acquisition was accounted for under the purchase method of accounting. Accordingly, the fair market values of the acquired assets and assumed liabilities have been included in the consolidated financial statements of Servicesoft as of the acquisition date and the results of operations of IBA have been included thereafter. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Working capital, net ...................      $   233
Property and equipment .................          487
Workforce ..............................        1,071
Goodwill ...............................       10,285
                                              -------
                                              $12,076
                                              =======

        The amounts allocated to identifiable tangible and intangible assets were based on the results of an independent appraisal. Goodwill represents the amount by which the total purchase price exceeded the fair values of the net assets on the date of purchase.

        Accumulated amortization associated with identifiable intangible assets and goodwill related to the Balisoft merger and IBA acquisition was $2,496,000 and $175,000 at December 31, 1999, respectively.

   Pro Forma Presentation

        The following table presents unaudited pro forma information as if Servicesoft, Balisoft and IBA had been combined as of January 1, 1998. The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have resulted had Servicesoft, Balisoft and IBA been a combined company during the specified periods. The pro forma data gives effect to actual operating results prior to the transactions and adjustments to reflect amortization of goodwill and other intangible assets.

                                                                    PRO FORMA UNAUDITED
                                                                     FOR THE YEAR ENDED
                                                                        DECEMBER 31,
                                                                  -----------------------
                                                                    1998           1999
                                                                  --------       --------
                                                                 (IN THOUSANDS, EXCEPT PER
                                                                      SHARE AMOUNTS)
Net revenue ................................................      $  6,113       $ 10,479
Net loss attributable to common stockholders ...............      $(20,230)      $(35,071)
Net loss per common share -- basic and diluted .............      $  (6.04)      $  (9.38)
Weighted average common shares -- basic and diluted ........         3,349          3,738

4. PROPERTY AND EQUIPMENT:

        Property and equipment consisted of the following as of December 31, 1998 and 1999 (in thousands):

                                               1998           1999
                                              -------       -------
Computer and office equipment ..........      $   567       $ 3,589
Furniture and fixtures .................          137           744
Leasehold improvements .................           --           116
                                              -------       -------
                                                  704         4,449
Accumulated depreciation ...............         (340)       (1,081)
                                              -------       -------
                                              $   364       $ 3,368
                                              =======       =======

        As of December 31, 1998 and 1999, fixed assets held under capital leases included computer and office equipment with a cost of $120,000 and $1,959,000 and accumulated amortization of $0 and $497,000, respectively.

        Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $57,000, $102,000 and $524,000, respectively.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK

        Redeemable convertible preferred stock consisted of the following as of December 31, 1998 and 1999 (in thousands, except share data):

                                                                                       1998         1999
                                                                                      -------      -------
Series I, $0.01 par value; 0 and 4,450,000 shares authorized; 0 and 3,982,271 shares issued and outstanding, as of December 31, 1998
  and 1999, respectively .......................................................      $    --      $17,211
Series H, $0.01 par value; 0 and 8,000,000 shares authorized; 0 and
  7,605,073 shares issued and outstanding, as of December 31, 1998
  and 1999, respectively .......................................................           --       35,040
Series G, $0.01 par value; 4,900,000 and 0 shares authorized; 4,667,969 and 0 shares issued and outstanding, as of December 31, 1998 and
  1999, respectively ...........................................................        6,473           --
Series F, $0.01 par value; 5,300,000 and 0 shares authorized; 5,230,652 and 0 shares issued and outstanding, as of December 31, 1998 and
  1999, respectively ...........................................................       18,968           --
                                                                                      -------      -------
Total redeemable convertible preferred stock ...................................      $25,441      $52,251
                                                                                      =======      =======

        On February 12, 1999, all outstanding shares of Series F and Series G preferred stock were converted into 5,323,420 shares of Series H preferred stock. On the date of the conversion, Servicesoft reclassified the book value of the Series F and Series G preferred stock of $25,602,000 to Series H preferred stock. As part of the Balisoft merger, Servicesoft issued 2,281,653 shares of exchangeable preferred stock. The exchangeable preferred stock has rights identical to the outstanding Series H preferred stock and is exchangeable into shares of Series H preferred stock at any time at the option of the holder; accordingly, the exchangeable preferred stock has been included within the balance of outstanding Series H preferred stock. During 1999, Servicesoft recorded $1,680,000 of accretion to reflect cumulative amounts payable to the Series H preferred stockholders upon redemption.

        On June 18, 1999, Servicesoft issued 3,982,271 shares of Series I preferred stock for proceeds to Servicesoft of $16,327,000, prior to any fees or offering costs. During 1999, Servicesoft recorded $884,000 of accretion to reflect cumulative amounts payable to the Series I preferred stockholders upon redemption.

        The Series H preferred stock and the Series I preferred stock (collectively, the "preferred stock") have the following characteristics:

   Conversion

        Each share of preferred stock is convertible at any time, at the option of the holder based on specified formula (one-for-one as of December 31, 1999), subject to anti-dilution adjustments, as defined. All shares of preferred stock will automatically convert into common stock upon the vote of the holders of two-thirds of the outstanding shares of preferred stock or upon an initial public offering of common stock with gross proceeds to Servicesoft of at least $30,000,000 and an offering which places the value of Servicesoft at not less than $150,000,000.

   Voting and Dividends

        Holders of the preferred stock are entitled to votes equaling the number of shares of common stock into which their shares may be converted. The holders of preferred stock are entitled to annual, noncumulative dividends of 6% of the original issue price, as defined, when and if declared by Servicesoft's Board of Directors.

   Liquidation

        In the event of liquidation, dissolution or winding up of Servicesoft, the holders of Series I preferred stock are entitled to a liquidation preference of $4.10 per share plus all declared and unpaid dividends thereon, prior to any distribution to holders of Series H preferred stock or common stock. Upon the satisfaction of the Series I preferred stock liquidation preference, the holders of Series H preferred stock are entitled to an aggregate liquidation preference of $19,203,186, prior to any distribution to holders of common stock. Any remaining assets after the liquidation preference payments made to the preferred stock will be shared ratably by the common stockholders until the holders receive the per share liquidation amount that the Series H preferred stockholders received. After that point, the remaining assets will be shared ratably by the Series H stockholders, on an as-converted basis, and the common stockholders until the Series H stockholders and the common stockholders receive the per share liquidation amount that the Series I preferred stockholders received. Any remaining assets will be shared ratably among the Series I and Series H stockholders, on an as-converted basis, and the common stockholders.

   Redemption

        On each of February 10, 2004, 2005 and 2006, Servicesoft, upon the written election of at least a majority of the holders of preferred stock, at the option of any holder, is obligated to redeem one-third of the shares of the preferred stock outstanding on February 10, 2004. The redemption price for each share of Series H and Series I preferred stock will be $2.53 and $4.10 per share, respectively, plus 10% per year compounded on each anniversary date of the issuance of each series of preferred stock, plus declared and unpaid dividends on each series of preferred stock.

   Series J Preferred Stock Offering

        On January 13, 2000, Servicesoft completed an offering of 3,481,478 shares of its Series J redeemable convertible preferred stock (the "Series J preferred stock") for proceeds to Servicesoft of $31,438,000, prior to any fees or offering costs. The Series J preferred stock has substantially identical voting, dividend, redemption and conversion rights as the Series H and Series I preferred stock, except the redemption amount per share. In the event of any liquidation, dissolution or winding-up of Servicesoft, the holders of Series J preferred stock have a liquidation preference above Series H and Series I preferred stock and are entitled to receive $9.03 per share prior to any distributions to holders of Series H and Series I preferred stock and common stock. As the fair market value of Servicesoft's common stock, for financial reporting purposes, was greater than the issuance price of the Series J preferred stock, the right of conversion incorporated into the Series J preferred stock constitutes a beneficial conversion feature which was determined to have a value of $17,303,000 and has been treated as a deemed preferred stock dividend as of the date of issue, thus increasing the net loss attributable to common stockholders.

   Preferred Stock Warrant

        In January 1998, Servicesoft issued a warrant to purchase 117,188 shares of Series G preferred stock. This warrant, which was issued in connection with a software development and license agreement, was immediately exercisable at a price of $2.56 per share and expires in 2003. In connection with the conversion of the Series G preferred stock to Series H preferred stock, this warrant was amended to provide for the purchase of 63,025 shares of Series H preferred stock at an exercise price of $4.76 per share. This warrant was determined to have an immaterial value on the date of issue.

        As of December 31, 1999, Servicesoft had 11,650,369 shares of common stock reserved for issuance upon the conversion and exchange of preferred stock and the exercise of the outstanding preferred stock warrant.

6. STOCKHOLDERS' DEFICIT

   Stock Split

        On February 12, 1999, the Board of Directors approved a 1-for-0.53781 reverse stock split. All share data have been restated in these consolidated financial statement to reflect this stock split.

   Exchangeable Common Stock

        As part of the Balisoft acquisition, Servicesoft issued 2,205,915 shares of exchangeable common stock. The exchangeable common stock has rights identical to Servicesoft's outstanding common stock and is exchangeable into shares of common stock at any time at the option of the holder; accordingly, the exchangeable common stock has been included within the balance of outstanding common stock.

   Series X and Y Preferred Stock

        As of December 31, 1999, Servicesoft had one share of Series X preferred stock outstanding and one share of Series Y preferred stock outstanding which were issued in connection with the Balisoft merger to a trustee of the former Balisoft stockholders pursuant to a Voting and Exchange Trust Agreement. Under this agreement, the holders of exchangeable common stock are entitled to exercise voting rights equivalent to voting rights attaching to the same number of Servicesoft's common stock by and through the trustee of the share of Series X preferred stock. The holders of exchangeable preferred stock are entitled to exercise voting rights equivalent to voting rights attaching to the same number of shares of Series H preferred stock through the trustee of the share of Series Y preferred stock. The share of Series X preferred stock will be automatically redeemed at such time that no shares of exchangeable common stock are outstanding and the share of Series Y preferred stock will be automatically redeemed, at such time that no shares of exchangeable preferred stock are outstanding.

   Restricted Stock

        During October and November 1999, Servicesoft granted 1,060,502 shares of $.01 par value restricted common stock to certain employees and members of its Board of Directors. These shares vest annually over a four-year term for those shares issued to employees and annually over a three-year term for those shares issued to Board of Directors members. Unvested restricted shares are subject to forfeiture in the event that an employee ceases to be employed by Servicesoft or a Board of Director member ceases to be on the Board of Directors. Servicesoft recorded deferred stock compensation of $4,710,000, which represents the excess of the fair value of the restricted shares at the date of the award, for financial reporting purposes, over the purchase price. Compensation expense will be recognized ratably over the vesting period of the restricted stock. For the year ended December 31, 1999, Servicesoft recognized $323,000 of related stock compensation expense.

        In connection with the issuance of the restricted stock, Servicesoft accepted notes payable from two officers in the total amount of $1,013,000. These notes have an interest rate of 7% compounded annually; interest is payable annually on the anniversary date of the notes. The principal and any accrued but unpaid interest is payable on the earlier of the sale or other disposition of the underlying stock or on the tenth anniversary of the notes. The principal and interest may not be prepaid. Interest earned during the year ended December 31, 1999 was $11,000 and is included in interest income. These notes are secured by the underlying shares of stock and have recourse to the officers' personal assets of up to 30% of the principal amount and 100% of any outstanding interest.

   Stock Option Modifications

        In August 1999, a former employee of Servicesoft exercised stock options to purchase 368,122 shares of common stock, through the issuance of a recourse note payable to Servicesoft in the amount of $68,000. This note has an interest rate of 6% and is due on the earlier of (i) the third anniversary of issuance,
(ii) one year after completion of an initial public offering of common stock or
(iii) upon the sale or disposition of the underlying stock. Interest earned during the year ended December 31, 1999 was $2,000 and is included in interest income. As a result of modifying these options, Servicesoft recorded stock compensation expense of $1,036,000 during the year ended December 31, 1999.

        During 1999, Servicesoft also authorized other stock option modifications, such as extended exercise periods, which resulted in the recording of $217,000 of additional stock compensation expense during the year ended December 31, 1999.

   Common Stock Purchase Warrants

        As of December 31, 1999, Servicesoft had warrants outstanding for the purchase of 2,797 shares of common stock. These warrants, which were issued in connection with services rendered, were immediately exercisable and expire in the year 2003. The holder of these warrants may purchase 2,634 shares of common stock at $0.18 per share and 163 shares of common stock at $7.36 per share. These warrants were determined to have an immaterial value on the date of issue.

        As part of the Balisoft acquisition, Servicesoft issued warrants for the purchase of 77,855 shares of exchangeable common stock at a price of $3.53 per share. These warrants were immediately exercisable and expire in June 2000.

        As part of the IBA acquisition, Servicesoft issued warrants for the purchase of 17,985 shares of common stock. These warrants were immediately exercisable at a price of $4.10 per share and expire on December 17, 2004. The value of these warrants has been included in the purchase price of IBA (Note 3).

        As of December 31, 1999, Servicesoft had 2,304,552 shares of common stock reserved for issuance upon the exchange of the exchangeable common stock and the exercise of outstanding common stock warrants.

   Bridge Loan Conversion

        During 1996 and 1997, Servicesoft received proceeds of approximately $724,000 and $782,000, respectively, from the issuance of bridge loans. As of December 31, 1997, accrued interest related to these loans was $83,000. The terms of the bridge loans included an interest rate of 8% and an original maturity date of November 14, 1997. On February 18, 1998, Servicesoft converted all amounts outstanding under the bridge loan, including accrued interest, into 2,118,735 shares of Series F preferred stock at a value of $0.75 per share. Associated with this conversion, Servicesoft recorded an additional $530,000 of interest expense to reflect the issuance of Series F preferred stock at below fair market value.

7. STOCK OPTION PLAN:

        In accordance with Servicesoft's 1994 Stock Option Plan (the "94 Plan"), as amended, incentive stock options ("ISOs") and nonqualified stock options to purchase a maximum of 2,200,000 shares of common stock may be granted to qualified individuals by Servicesoft's Board of Directors. On November 1, 1999, Servicesoft adopted the

1999 Stock Option and Grant Plan (the "99 Plan"). The 99 Plan provides for the granting of ISOs and nonqualified stock options, restricted stock awards and unrestricted stock awards to officers, employees, directors, consultants, advisors and other key persons, for up to 1,876,498 shares of common stock. The 99 Plan provides that upon an initial public offering of Servicesoft's common stock and on each January 1 beginning on January 1, 2001, the number of reserved shares authorized under the 99 Plan will automatically increase to equal the greater of 4% of the issued and outstanding capital stock on a fully-diluted basis or that number of shares as would be necessary to maintain the reserved number of shares at 20% of the issued and outstanding capital stock on a fully-diluted basis. ISOs are granted to employees of Servicesoft with exercise prices not less than the fair market value of Servicesoft's common shares on the date of grant, as determined by Servicesoft's Board of Directors, typically vest over a four-year period, and are exercisable over a period not to exceed ten years from the date of grant. Nonqualified options may be granted to employees, directors, consultants and other advisors to Servicesoft on terms set forth by the Board of Directors on an individual case basis.

        The following table summarizes activity of the 94 Plan and the 99 Plan since January 1, 1997:

                                                             WEIGHTED-
                                               NUMBER OF      AVERAGE
                                                 SHARES     EXERCISE PRICE
                                               ---------    --------------
Outstanding at December 31, 1996 .......         283,821       $1.67
  Granted ..............................          66,675        0.19
  Exercised ............................          (9,628)       3.24
  Canceled .............................         (13,789)       0.22
                                               ---------
Outstanding at December 31, 1997 .......         327,079        1.13
  Granted ..............................         819,031        0.19
  Exercised ............................         (16,774)       0.19
  Canceled .............................         (93,936)       0.32
                                               ---------
Outstanding at December 31, 1998 .......       1,035,400        0.47
  Granted ..............................       2,899,651        0.79
  Exercised ............................        (717,137)       0.27
  Canceled .............................        (261,456)       0.53
                                               ---------
Outstanding at December 31, 1999 .......       2,956,458       $0.85
                                               =========

        As of December 31, 1997, 1998 and 1999, options to purchase 131,335, 192,071 and 286,720 shares of common stock were exercisable, respectively, with weighted-average exercise prices of $1.73, $1.19 and $0.75, respectively. The weighted average fair value per share of options granted during 1997, 1998 and 1999 was $0.03, $0.12 and $5.18, respectively.

        As of December 31, 1999, 100,215 and 797,603 shares were available for future grants under the 94 Plan and the 99 Plan, respectively.

        Summarized information about stock options outstanding at December 31, 1999 is as follows:

                                    NUMBER OF                    CONTRACTUAL                   NUMBER OF
   EXERCISE                          OPTIONS                        LIFE                        OPTIONS
     PRICE                         OUTSTANDING                   (IN YEARS)                   EXERCISABLE
     -----                         -----------                   ----------                   -----------
$     0.18                            1,035,327                    8.29                           263,483
      0.50                              120,000                    9.67                                --
      1.00                            1,676,169                    9.91                             3,768
      3.08                               53,760                    9.27                             3,804
      3.53                                4,673                    8.83                             4,154
      5.14                               60,728                    8.88                             5,710
      7.36                                1,023                    4.35                             1,023
     20.98                                4,778                    0.73                             4,778
                                   ------------                                                 ---------
                                      2,956,458                    9.17                           286,720
                                   ============                                                 =========

        Under APB 25, prior to 1999, no compensation expense had been recognized for stock option grants made by Servicesoft. For the year ended December 31, 1999, compensation expense recognized for stock option and restricted stock grants totaled $1,900,000. Had compensation cost for Servicesoft's stock option plans been determined based on the fair value at the date of grant for awards granted in 1999 and all prior periods (excluding those common stock options converted and issued in connection with the Balisoft and IBA transactions), consistent with the provisions of SFAS 123, Servicesoft's net loss attributable to common stockholders and net loss per common share for the years ended December 31, 1997, 1998 and 1999 would have increased to the pro forma amounts indicated below:

                                      1997                             1998                             1999
                           --------------------------       ---------------------------       ---------------------------
                             NET LOSS           NET           NET LOSS            NET           NET LOSS            NET
                           ATTRIBUTABLE      LOSS PER       ATTRIBUTABLE       LOSS PER       ATTRIBUTABLE        LOSS PER
                            TO COMMON         COMMON         TO COMMON          COMMON          TO COMMON         COMMON
                           STOCKHOLDERS        SHARE        STOCKHOLDERS         SHARE        STOCKHOLDERS         SHARE
                           ------------      --------       ------------       --------       ------------       --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
As reported ........        $ (1,444)        $(144.40)        $ (4,994)        $(262.84)        $(26,278)        $ (11.02)
Pro forma ..........        $ (1,447)        $(144.70)        $ (5,005)        $(263.42)        $(26,358)        $ (11.05)

        For this purpose, the fair value of options at the date of grant was estimated using the minimum value method with the following weighted-average assumptions for 1997, 1998 and 1999: risk-free interest rates of 6.5%, 5.0% and 5.25%, respectively; no dividend yields or volatility factors; and weighted-average expected life of the options of five years. However, because most options vest over periods of up to four years and because additional option grants are expected to be made subsequent to December 31, 1999, the pro forma effects of applying the fair value method may be materially different in future years.

        [Unaudited] For the nine months ended September 30, 2000, Servicesoft issued options to purchase 1,575,541 shares of common stock at various exercise prices resulting in deferred compensation of $5,741,000, which has been recorded as of the option issuance dates. Such deferred compensation is being amortized to expense over the vesting term of the options, generally four years.

8. LINES OF CREDIT:

   Revolving Line of Credit

        On June 3, 1999, Servicesoft entered into a revolving credit facility with a bank which provides up to $2,000,000 in revolving credit. Under the terms of this agreement, Servicesoft paid a non-refundable facility fee of $3,750 and must pay on the first date of each calendar quarter thereafter a non-refundable facility fee in the amount of $2,500. The interest rate assessed on outstanding borrowings is equal to the bank's prime rate plus 0.5% per year (9.0% at December 31, 1999). Additionally, Servicesoft is required to maintain certain financial ratios and is bound by covenants over the life of the agreement. As of December 31, 1999, Servicesoft had $1,000,000 outstanding under this facility and $1,000,000 remained available.

   Equipment Line

        On June 3, 1999, Servicesoft entered into equipment financing arrangements with a bank for aggregate borrowings of $750,000 with an interest rate of the bank's prime rate plus 0.75% per year (9.25% at December 31, 1999). Borrowings are collateralized by certain assets of Servicesoft. Servicesoft had no borrowings against this facility as of December 31, 1999.

9. COMMITMENTS:

   Operating Leases

        Servicesoft has entered into operating leases for its office facilities and certain equipment, which expire at various dates through 2005. Total rent expense for the years ended December 31, 1997, 1998 and 1999 was $162,000, $157,000 and $818,000, respectively.

   Capital Leases

        Servicesoft has entered into various lease agreements for computer and office equipment and software that have been recorded as capital leases. Certain of these leases required Servicesoft to deposit restricted cash on account of $187,000 as of December 31, 1999; other capital leases required Servicesoft to obtain $400,000 of standby letters of credit. Servicesoft would be required to reimburse the bank for any amounts paid under these letters of credit.

        Future minimum lease payments under all noncancelable operating and capital leases as of December 31, 1999 were as follows (in thousands):

                                                    OPERATING      CAPITAL
YEAR ENDED DECEMBER 31,                              LEASES        LEASES
                                                     ------        ------
2000 ........................................        $1,505        $  404
2001 ........................................         1,361           368
2002 ........................................         1,345           170
2003 ........................................         1,270            33
2004 ........................................         1,255            17
Thereafter ..................................           673             4
                                                     ------        ------
                                                     $7,409           996
                                                     ======
Less: amounts representing interest .........                         140
                                                                   ------
Present value of future minimum payments ....                         856
Less: amounts due within one year ...........                         334
                                                                   ------
Long-term portion ...........................                      $  522
                                                                   ======

10. SEGMENT REPORTING:

        Servicesoft operates in a single segment and has no organizational structure dictated by product lines, geography or customer type.

        The following table presents revenue and long-lived assets, excluding goodwill and other intangible assets, by geographic area as of and for the years ended December 31, 1997, 1998 and 1999 (in thousands):

                                     TOTAL REVENUE                             LONG-LIVED ASSETS
                            ----------------------------------        ----------------------------------
                             1997          1998          1999          1997          1998          1999
                            ------        ------        ------        ------        ------        ------
United States ......        $2,423        $3,858        $5,362        $   19        $  363        $3,056
United Kingdom .....            --            --           704            --            --            56
Belgium ............           103           432           944            --             1            13
Canada .............            --            --           134            --            --           443
                            ------        ------        ------        ------        ------        ------
                            $2,526        $4,290        $7,144        $   19        $  364        $3,568
                            ======        ======        ======        ======        ======        ======

        International revenue is based on the country in which the sale originates. During 1997 and 1998, three and two customers accounted for a total of 44% and 32% of Servicesoft's total revenue, respectively. During 1999, no customer accounted for more than 10% of Servicesoft's total revenue.

11. INCOME TAXES:

        As a result of taxable losses generated, Servicesoft has not recorded any provisions for income taxes for the years ended December 31, 1997, 1998 and 1999. The following is a reconciliation between the amount of Servicesoft's income taxes utilizing the U.S. federal statutory rate and Servicesoft's actual provision for income taxes for the years ended December 31 1997, 1998 and 1999 (in thousands):

                                                                      1997           1998            1999
                                                                    -------         -------         -------
At U.S. federal statutory rate .............................        $  (379)        $(1,393)        $(8,008)
Non-deductible stock option compensation charges ...........             --              --             646
Non-deductible amortization and other charges ..............             26              11             909
State taxes, net of federal effect .........................            (65)           (178)         (1,188)
Effect of change in valuation allowance ....................            506           1,636           7,777

Research and development credits ...........................          (88)          (76)                (136)
                                                                    -----         -----         ------------
Provision for income taxes .................................        $  --         $  --         $         --
                                                                    =====         =====         ============

        Deferred taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 1998 and 1999, net deferred tax assets consisted of the following (in thousands):

                                                                      1998             1999
                                                                    --------         --------
Net operating loss carryforwards ...........................        $  6,933         $ 16,310
R&D credits and investment tax credits .....................             446              384
Capitalized development costs ..............................             212              399
Differences in accounting for intangible assets ............              --             (944)
Other ......................................................              24               32
                                                                    --------         --------
          Total deferred tax assets ........................           7,615           16,181
Valuation allowance ........................................          (7,615)         (16,181)
                                                                    --------         --------
          Net deferred tax assets ..........................        $     --         $     --
                                                                    ========         ========

        As of December 31, 1999, Servicesoft had net operating loss carryforwards of $37,500,000, $29,100,000 and $5,100,000 for federal, state and foreign income tax purposes, respectively. These carryforwards expire in the years 2000 through 2019, and are subject to additional annual limitations as a result of changes in Servicesoft's ownership.

        Management of Servicesoft has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Through December 31, 1999, management was unable to conclude that it is more likely than not that Servicesoft will realize the benefit of the deferred tax assets and, accordingly, Servicesoft has recorded a valuation allowance for the full amount of the net deferred tax assets.

12. SAVINGS PLAN:

        Servicesoft sponsors a savings plan for its employees which is designed to be qualified under section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. Servicesoft does not contribute to the plan.

13. SUPPLEMENTAL CASH FLOW INFORMATION:

        The following table reflects supplemental cash flow investing and financing activities (in thousands):

                                                                                YEAR ENDED DECEMBER 31,
                                                                         --------------------------------------
                                                                          1997           1998            1999
                                                                         ------        --------        --------
Cash paid for interest ..........................................        $    14       $      8         $     35
                                                                         =======       ========         ========
Noncash investing and financing activities:
  Conversion of bridge loans and accrued interest into
     Series F redeemable convertible preferred stock ............        $    --       $  1,589         $     --
  Property and equipment acquired under capital lease
     obligations ................................................        $    --       $    120         $    559
  Common stock issued in exchange for notes receivable
     from stockholders ..........................................        $    --       $     --         $  1,104
Merger with Balisoft Technologies Inc., liabilities
  were assumed as follows:
  Fair value of assets acquired and goodwill ....................        $    --       $     --         $ 13,273
  Common stock, preferred stock, common stock
     options and warrants issued ................................             --             --          (12,313)
                                                                         -------       --------         --------
       Liabilities assumed ......................................        $    --       $     --         $    960
                                                                         =======       ========         ========
 Acquisition of Internet Business Advantages, Inc.,
  liabilities were assumed as follows:
  Fair value of assets acquired and goodwill ....................        $    --       $     --         $ 12,972
  Common stock, preferred stock, common stock options
       and warrants issued ......................................             --             --          (10,625)

     Cash paid ..................................................             --              --           (1,156)
                                                                         -------        --------         --------
       Liabilities assumed ......................................        $    --        $     --         $  1,191
                                                                         =======        ========         ========

14. SUBSEQUENT EVENTS (UNAUDITED):

        In July 2000, Servicesoft's President and Chief Executive Officer resigned. As part of a severance agreement, Servicesoft is allowing the former executive to continue to vest certain of his restricted common shares, for which Servicesoft recorded a non-cash stock compensation charge of $4,063,000 during July 2000.

        On December 18, 2000, Broadbase Software, Inc. ("Broadbase") completed its acquisition of Servicesoft. In connection with this acquisition, Broadbase issued approximately 29.3 million shares of Broadbase common stock in exchange for all outstanding shares of Servicesoft common and preferred stock, and converted outstanding options and warrants to acquire Servicesoft common and preferred stock into options and warrants to purchase approximately 6.4 million shares of Broadbase common stock.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors of
Balisoft Technologies Inc.

        We have audited the consolidated balance sheets of Balisoft Technologies Inc. as at December 31, 1998 and 1997 and the consolidated statements of loss and deficit and changes in financial position for the year ended December 31, 1998 and for the period from the date of incorporation, June 5, 1997, to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997 and the results of its operations and the changes in its financial position for the year ended December 31, 1998 and for the period from the date of incorporation, June 5, 1997, to December 31, 1997 in accordance with accounting principles generally accepted in Canada.


ERNST & YOUNG LLP
Chartered Accountants

Toronto, Canada,
March 12, 1999.

                           BALISOFT TECHNOLOGIES INC.

                           CONSOLIDATED BALANCE SHEET
                              (IN CANADIAN DOLLARS)

                                                                        AS AT DECEMBER 31,
                                                                    -----------------------------
                                                                      1998                1997
                                                                    ----------         ----------
                                                                        $                  $
ASSETS
CURRENT
Cash and cash equivalents [note 2] ..............................    8,435,790          1,375,534
Accounts receivable .............................................      170,304             48,873
Prepaid expenses ................................................      176,846              5,037
                                                                    ----------         ----------
TOTAL CURRENT ASSETS ............................................    8,782,940          1,429,444
                                                                    ----------         ----------
Capital assets, net [note 3] ....................................      481,876            245,799
                                                                    ----------         ----------
                                                                     9,264,816          1,675,243
                                                                    ==========         ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities ........................    1,267,274            410,396
Current portion of obligations under capital leases [note 8] ....      102,228                 --
Current portion of long-term debt [note 4] ......................        5,272              6,689
                                                                    ----------         ----------
TOTAL CURRENT LIABILITIES .......................................    1,374,774            417,085
                                                                    ----------         ----------
Long-term debt [note 4] .........................................      218,256            221,863
Obligations under capital leases [note 8] .......................      225,516                 --
                                                                    ----------         ----------
TOTAL LIABILITIES ...............................................    1,818,546            638,948
                                                                    ----------         ----------
Commitments and contingencies [notes 8 and 11]
SHAREHOLDERS' EQUITY
Share capital [note 5] ..........................................    5,927,404          2,032,163
Special warrants [note 5] .......................................    8,631,439                 --
Deficit .........................................................   (7,112,573)          (995,868)
                                                                    ----------         ----------
TOTAL SHAREHOLDERS' EQUITY ......................................    7,446,270          1,036,295
                                                                    ----------         ----------
                                                                     9,264,816          1,675,243
                                                                    ==========         ==========


                             See accompanying notes

                           BALISOFT TECHNOLOGIES INC.

                   CONSOLIDATED STATEMENT OF LOSS AND DEFICIT
                              (IN CANADIAN DOLLARS)

                                                                   PERIOD FROM
                                                                     DATE OF
                                                                  INCORPORATION,
                                                                   JUNE 5, 1997,
                                                YEAR ENDED             TO
                                                DECEMBER 31,       DECEMBER 31,
                                                   1998                1997
                                                ----------        -------------
                                                     $                  $
REVENUE

Interest income ........................           299,715                 --
                                                ----------         ----------
EXPENSES

Research and development ...............         1,742,473            436,739
General and administrative .............         1,669,432            453,491
Marketing ..............................         1,369,249            105,638
Sales ..................................         1,184,693                 --
Restructuring [note 9] .................           450,573                 --
                                                ----------         ----------
                                                 6,416,420            995,868
                                                ----------         ----------
Net loss for the period ................        (6,116,705)          (995,868)
Deficit, beginning of period ...........          (995,868)                --
                                                ----------         ----------
Deficit, end of period .................        (7,112,573)          (995,868)
                                                ==========         ==========


                             See accompanying notes

                           BALISOFT TECHNOLOGIES INC.

             CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                              (IN CANADIAN DOLLARS)

                                                                                                            PERIOD FROM
                                                                                                              DATE OF
                                                                                                           INCORPORATION,
                                                                                                            JUNE 5, 1997,
                                                                                        YEAR ENDED               TO
                                                                                       DECEMBER 31,         DECEMBER 31,
                                                                                          1998                 1997
                                                                                       -----------         -------------
                                                                                            $                    $
OPERATING ACTIVITIES
Net loss for the period ...........................................................     (6,116,705)           (995,868)
Add item not affecting cash amortization ..........................................        162,436              11,708
                                                                                       -----------          ----------
                                                                                        (5,954,269)           (984,160)
Net change in non-cash working capital balances related to operations [note 6] ....        563,638             356,486
                                                                                       -----------          ----------
CASH USED IN OPERATING ACTIVITIES .................................................     (5,390,631)           (627,674)
                                                                                       -----------          ----------
INVESTING ACTIVITIES
Purchase of capital assets ........................................................       (398,513)           (257,507)
                                                                                       -----------          ----------
CASH USED IN INVESTING ACTIVITIES .................................................       (398,513)           (257,507)
                                                                                       -----------          ----------
FINANCING ACTIVITIES
Issuance of common shares [note 5] ................................................      1,093,117           2,032,163
Issuance of exchangeable preferred shares, net of costs [note 5] ..................      2,802,124                  --
Issuance of special warrants, net of costs [note 5] ...............................      8,631,439                  --
Increase (decrease) in long-term debt .............................................         (5,024)            228,552
Obligations under capital leases, net .............................................        327,744                  --
                                                                                       -----------          ----------
CASH PROVIDED BY FINANCING ACTIVITIES .............................................     12,849,400           2,260,715
                                                                                       -----------          ----------
NET INCREASE IN CASH DURING THE PERIOD ............................................      7,060,256           1,375,534
Cash and cash equivalents, beginning of period ....................................      1,375,534                  --
                                                                                       -----------          ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD ..........................................      8,435,790           1,375,534
                                                                                       ===========          ==========
REPRESENTED BY
Cash ..............................................................................      2,058,666             379,574
Cash equivalents [note 2] .........................................................      6,377,124             995,960
                                                                                       -----------          ----------
                                                                                         8,435,790           1,375,534
                                                                                       ===========          ==========


                             See accompanying notes

                           BALISOFT TECHNOLOGIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (AMOUNTS IN CANADIAN DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements of Balisoft Technologies Inc. [the "Company"] have been prepared by management in accordance with generally accepted accounting principles in Canada. The significant accounting policies are as follows:

   Basis of consolidation

        These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Balisoft Ltd., incorporated under the laws of Israel. These consolidated financial statements are expressed in Canadian dollars, the operating currency of the Company.

   Use of estimates

        In preparing the Company's consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the period. Actual results may differ from these estimates.

   Cash and cash equivalents

        Cash includes cash equivalents, which are investments that are generally held to maturity and have terms of three months or less at the time of acquisition. Cash equivalents typically consist of discounted and short-term notes. Cash equivalents are stated at fair value, which approximates cost.

   Capital assets

        Capital assets are recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the following periods:

Office equipment .......................         5 years
Computer hardware and software .........         3 years
Furniture and fixtures .................         6 to 15 years
Motor vehicles .........................         6.67 years
Leasehold improvements .................         5 years
Equipment under capital leases .........         3 years

   Leases

        A lease that transfers substantially all the benefits and risks incidental to the ownership of the property is accounted for as if it were an acquisition of an asset and the incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases with rental payments being expensed as incurred.

   Revenue recognition

        Revenue from software sales is recognized on delivery of the software.

   Foreign exchange translation

        The Company's subsidiary is considered to be an integrated operation. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the rates of exchange prevailing at period end while other consolidated balance sheet items are translated at historic rates. Revenue and expenses are translated at the rates of exchange in effect on the transaction dates. Realized and unrealized foreign exchange gains and losses are included in income in the period in which they occur, except where they arise from translation of non-current monetary items. Such gains and losses are deferred and amortized to income on a straight-line basis over the remaining life of the underlying non-current monetary items.

   Research and development

        Research costs are expensed in the period incurred. Development costs are expensed in the period incurred unless a development project meets generally accepted accounting criteria for deferral and amortization. No development costs have been deferred to date.

   Income taxes

        The Company follows the deferral method of income tax allocation. Deferred income taxes result from claiming deductions for income tax purposes in amounts which differ from those charged in the accounts.

2. CASH EQUIVALENTS

        As at December 31, 1998, cash equivalents consist of bankers' acceptances of U.S. $2,604,090 and $2,372,496 [$995,960 at December 31, 1997],
which mature on January 15, 1999 and January 20, 1999, respectively [January 21, 1998 for December 31, 1997], and bear interest at rates ranging from 4.3% to 4.4%.

3. CAPITAL ASSETS

        Capital assets consist of the following:

                                                                      1998
                                                    ---------------------------------------
                                                                                      NET
                                                                   ACCUMULATED        BOOK
                                                     COST         AMORTIZATION       VALUE
                                                    -------       ------------      -------
                                                       $               $               $
Office equipment ................................     4,622             818           3,804
Computer hardware and software ..................   122,714          33,465          89,249
Furniture and fixtures ..........................    36,927           3,258          33,669
Motor vehicles ..................................    50,023           7,084          42,939
Leasehold improvements ..........................    18,650           3,730          14,920
Equipment under capital leases ..................   272,269          45,374         226,895
Leasehold improvements under capital leases .....    88,000          17,600          70,400
                                                    -------         -------         -------
                                                    593,205         111,329         481,876
                                                    =======         =======         =======


                                                        1997
                                       ---------------------------------------
                                                                         NET
                                                     ACCUMULATED         BOOK
                                         COST       AMORTIZATION        VALUE
                                       -------      ------------       -------
                                          $               $               $
Office equipment ...................     2,808              94           2,714
Computer hardware and software .....   160,914           9,317         151,597
Furniture and fixtures .............    41,408             900          40,508
Motor vehicles .....................    46,494           1,354          45,140
Leasehold improvements .............     5,883              43           5,840
                                       -------         -------         -------
                                       257,507          11,708         245,799
                                       =======         =======         =======

4. LONG-TERM DEBT

        Long-term debt consists of the following:

                                                                      1998             1997
                                                                     -------         -------
                                                                        $               $
Canada Israel Industrial Research and Development Foundation .....   200,000         200,000
Bank Leumi .......................................................    23,528          28,552
                                                                     -------         -------
                                                                     223,528         228,552
Less current portion .............................................     5,272           6,689
                                                                     -------         -------
                                                                     218,256         221,863
                                                                     =======         =======


        The Canada Israel Industrial Research and Development Foundation ["CIIRDF"] has advanced $200,000 of a total $600,000 due under the terms of an agreement with the Company and its subsidiary, dated November 24, 1997. The balance of the monies was due in two equal annual tranches on November 24, 1998 and 1999, however, owing to the discontinuance of operations of the subsidiary, no further amounts will be advanced. The provisions of the agreement require repayment of the loan at 2.5% of gross sales, calculated semi-annually commencing at the date of the first commercial transaction. The loan will be forgiven in the event that no commercial sales of the products funded by CIIRDF are made. No interest is charged on this loan.

        The U.S. dollar loan from Bank Leumi is collateralized against certain assets of the subsidiary, bears interest at 8.5% per annum and is repayable in monthly installments of U.S. $331.

5. SHARE CAPITAL

        Share capital consists of the following:

   Authorized

        Unlimited common shares

        Unlimited voting, non-cumulative, convertible Class A preferred shares

   Issued

        A summary of changes to issued share capital is as follows:

                                                                             1998
                                                                        COMMON SHARES
                                                                   -------------------------
                                                                      #                 $
Issued and outstanding, December 31, 1997 ......................   121,162         2,032,163
Issue of common shares for cash [a] ............................       250            14,300
Issue of common shares for cash upon exercise of warrants ......     8,271           500,395
Conversion of short-term debt to common shares pursuant to
  convertible loan agreements ..................................     2,375           187,500
Issue of common shares for cash pursuant to employee share
  purchase plan ................................................     4,941           390,665
Employee stock options exercised for cash ......................       167               257
                                                                   -------         ---------
ISSUED AND OUTSTANDING, DECEMBER 31, 1998 ......................   137,166         3,125,280
                                                                   =======         =========

                                                             1998
                                                       SPECIAL WARRANTS
                                                  -------------------------
                                                     #                $
Issued and outstanding, December 31, 1997 .....        --                --
Issue of special warrants for cash [b] ........   112,013         8,631,439
                                                  -------         ---------
ISSUED AND OUTSTANDING, DECEMBER 31, 1998 .....   112,013         8,631,439
                                                  =======         =========


                                                                    1998
                                                                EXCHANGEABLE
                                                              PREFERRED SHARES
                                                            ---------------------
                                                             #               $
Issued and outstanding, December 31, 1997 ...............   --                 --
Issue of exchangeable preferred shares for cash [c] .....   --          2,802,124
                                                            --         ----------
ISSUED AND OUTSTANDING, DECEMBER 31, 1998 ...............   --          2,802,124
                                                            --         ----------
                                                                       14,558,843


                                                            1997
                                                       COMMON SHARES
                                                  -------------------------
                                                     #                $
Issued and outstanding, June 5, 1997 ..........    90,000           343,753
Issue of common shares for cash ...............    31,162         1,688,410
                                                  -------         ---------
Issued and outstanding, December 31, 1997 .....   121,162         2,032,163
                                                  =======         =========


                                                       1997
                                                      SPECIAL
                                                      WARRANTS
                                                     ----------
                                                     #       $
Issued and outstanding, June 5, 1997 ..........      --      --
                                                     --      --
Issued and outstanding, December 31, 1997 .....      --      --
                                                     --      --


                                                           1997
                                                        EXCHANGEABLE
                                                      PREFERRED SHARES
                                                     -----------------
                                                     #           $
Issued and outstanding, June 5, 1997 ..........      --             --
Issued and outstanding, December 31, 1997 .....      --             --
                                                     --      ---------
                                                             2,032,163
                                                             =========

        The common shares and preferred shares participate equally with respect to voting rights. Any preferred shares which may be issued shall rank prior to the common shares with respect to dividends and with respect to the return of property or assets upon the liquidation, dissolution or winding-up of the Company. After the payment of preferred share dividends, the preferred shares participate equally with the common shares in any further dividends.

        The preferred shares may be converted pro rata, at any time, at the option of the holder, into fully paid, non-accessible common shares of the Company on a one-for-one basis. Each outstanding preferred share shall be automatically converted into one common share at the earlier of June 1, 2002, any initial public offering of common shares of the Company, or the closing date of a change of control transaction.

        [a] Warrants. On April 9, 1998, 250 common shares were issued for aggregate proceeds of approximately $14,300 [U.S. $10,000]. In connection with this issue of common shares, the Company granted 5,000 warrants that are exercisable at any time up to June 3, 2000, at an exercise price of U.S. $54.92.

        [b] Special warrants. Pursuant to an agreement dated June 3, 1998, the Company completed the issuance, by way of a private placement, of 112,013 special warrants for gross proceeds of $8,851,000 [U.S. $5,700,000 and Cdn. $650,000]. The net proceeds of the offering totalled approximately $8,631,439.

        Each special warrant [other than 1,898 special warrants that are convertible into common shares only] is exercisable without additional consideration for one preferred share or, at the election of the holder, such a number of common shares as would be issuable upon conversion of one preferred share into common shares in accordance with the Articles of Incorporation.

        In the event that a final prospectus is not issued and the Company fails to complete an initial public offering on or before the 3rd anniversary date of the agreement, any special warrants exercised after this date shall entitle the holders to receive 1.15 shares, without payment of additional consideration. Any outstanding warrants shall be deemed to have been exercised by the holder on the expiry date, being the 4th anniversary of the closing date.

        [c] Exchangeable preferred shares. On June 3, 1998, the Company issued 100 exchangeable preferred shares in its subsidiary for aggregate proceeds of approximately $2,877,600 [U.S. $2,000,000], to be used specifically to fund research and development. The associated costs of the exchangeable preferred share issue were approximately $75,500.

        These exchangeable preferred shares are exchangeable on the basis of
364.16605 preferred shares or 364.16605 common shares of the Company at the holder's option for each exchangeable preferred share subject to adjustment as set forth in the Articles of Incorporation and share exchange agreement. The exchangeable preferred shares rank equally with the common shares of the Company in respect of voting rights and entitlement to dividends. Upon liquidation, proceeds will be allocated U.S. $54.92 plus 8% interest from June 1, 1998 to each issued preferred share and then U.S. $54.92 to each common share. The common and preferred shares then share equally in any remaining liquidation surplus.

        An automatic exchange of the exchangeable preferred shares into either common or preferred shares may occur if any of the following transactions takes place:

        [i]     Upon insolvency of the Company or the subsidiary;

        [ii] Upon the proposed sale of all or substantially all, or the proposed amalgamation, merger or other business combination of the subsidiary;

        [iii] From June 3, 2003, after a resolution of the board of directors of the subsidiary; or

        [iv] Upon a mandatory conversion event defined in the Articles of Amendment as either the closing date of any initial public offering by the Company or the closing date of any transaction approved by the board of directors of the Company in a resolution designating such transaction as a "change in control transaction" for the purposes of the Articles of Amendment and resulting in the acquisition of control of the Company, the sale of all or substantially all of the business or assets of the Company, or the amalgamation, merger or other business combination of the Company.

        Accordingly, the preferred shares of the subsidiary held by non-controlling interests is regarded in substance as a residual equity interest of the Company and has been presented as equity in these consolidated financial statements.

        [d] Stock options. As at December 31, 1998, 10,000 founder's options are outstanding to acquire 10,000 common shares at an exercise price per common share of $0.01 which expire on April 6, 2007.

        The Company has established two stock option plans [Option Plan A and Option Plan B] to encourage ownership in the Company's common shares by executives, directors and employees of the Company and its subsidiary. As at December 31, 1998, under these plans there were options granted to purchase 32,525 common shares exercisable at various prices which range from Cdn. $0.10 to $55.00 and U.S. $1.00 to $40.00. These options expire on various dates to April 29, 2001.

6. CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

        The net change in non-cash working capital balances related to operations consists of the following:

                                                      1998           1997
                                                    --------       --------
                                                        $              $
Accounts receivable ..........................      (121,431)       (48,873)
Prepaid expenses .............................      (171,809)        (5,037)
Accounts payable and accrued liabilities .....       856,878        410,396
                                                    --------       --------
                                                     563,638        356,486
                                                    ========       ========


7. INCOME TAXES LOSS CARRYFORWARDS

        The Company has non-capital losses available for carryforward from December 31, 1998 of approximately $4,060,000 and $460,000 [1997 -- $460,000]
that will expire in 2005 and 2004, respectively. The Company's subsidiary has a taxable loss allowance at December 31, 1998 of approximately $2,660,000 [1997 -- $480,000]. The potential income tax benefits of these losses have not been recorded in the consolidated financial statements.

8. LEASE COMMITMENTS

   [a] Capital leases

        Future minimum annual lease payments under capital leases for the next five years are as follows:

                                                                  $
                                                               -------
1999 ....................................................      124,650
2000 ....................................................      123,385
2001 ....................................................       90,690
2002 ....................................................       21,346
2003 ....................................................       12,453
                                                               -------
Total minimum capital lease payments ....................      372,524
Less imputed interest ...................................       44,780
                                                               -------
Present value of net minimum capital lease payments .....      327,744
Less current portion ....................................      102,228
                                                               -------
                                                               225,516
                                                               =======


        The Company has entered into an agreement with Dell Financial Services Ltd. to provide a line of credit totaling $250,000 for leasing of capital assets. As at December 31, 1998, the Company has utilized approximately $246,000 of this facility. The nominal interest rate on the obligation is 8.1% per annum.

        A letter of credit of $125,000 has been issued by the Company in favour of Dell Financial Services Ltd. that expires on December 22, 1999.

        The Company entered into an agreement with its real estate lessor whereby the lessor paid for leasehold improvements totaling $88,000 to be repaid by the Company over the term of the lease of five years ending July 1, 2003 with a nominal interest rate of 8.2% per annum.

   [b] Operating leases

        Future minimum annual lease payments under operating leases for the next five years are approximately as follows:

                                                     $
                                                  -------
1999.....................................         209,000
2000.....................................         202,000
2001.....................................         195,000
2002.....................................         194,000
2003.....................................         113,000
                                                  -------
                                                  913,000
                                                  =======


9. RESTRUCTURING EXPENSES

        Prior to the year end, management adopted a formal plan to close the subsidiary's operations. This closure was substantially completed on January 4, 1999. Restructuring expenses consist of loss on capital assets of $111,904 and closure related costs of $338,669.

10. RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada ["Canadian GAAP"], which, as applied in these consolidated financial statements, conform in all material respects to those accounting principles generally accepted in the United States ["U.S. GAAP"], except as follows:

        Under Canadian GAAP, the accompanying consolidated statements of changes in financial position report the changes in financial position of each major balance sheet item, reconciling to the net change in cash. Under U.S. GAAP, the consolidated statements of cash flow report the actual cash flow activities. Accordingly, certain non-cash changes reported in the accompanying consolidated statements of changes in financial position would not be reported in the consolidated statements of cash flow under U.S. GAAP as follows:

                                                                                     PERIOD FROM
                                                                                        DATE OF
                                                                                     INCORPORATION,
                                                                                     JUNE 5, 1997,
                                                                    YEAR ENDED             TO
                                                                    DECEMBER 31,      DECEMBER 31,
                                                                       1998               1997
                                                                    -----------      --------------
                                                                         $                 $
OPERATING ACTIVITIES
Cash used in operating activities, Canadian and U.S. GAAP ....       (5,390,631)        (627,674)
                                                                    -----------       ----------

INVESTING ACTIVITIES
Cash used in investing activities, Canadian GAAP .............         (398,513)        (257,507)
Assets acquired by capital lease .............................          327,744               --
                                                                    -----------       ----------
Cash used in investing activities, U.S. GAAP .................          (70,769)        (257,507)
                                                                    -----------       ----------

FINANCING ACTIVITIES
Cash provided by financing activities, Canadian GAAP .........       12,849,400        2,260,715
Common shares issued for non-cash consideration ..............         (187,500)        (343,750)
Obligations under capital lease ..............................         (327,744)              --
Debt issued ..................................................          187,500          343,750
                                                                    -----------       ----------
Cash provided by financing activities, U.S. GAAP .............       12,521,656        2,260,715
                                                                    -----------       ----------
Net increase in cash and cash equivalents, U.S. GAAP .........        7,060,256        1,375,534
Cash and cash equivalents, beginning of period ...............        1,375,534               --
                                                                    -----------       ----------
Cash and cash equivalents, end of period .....................        8,435,790        1,375,534
                                                                    ===========       ==========

11. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

        The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

12. SUBSEQUENT EVENT

        Subsequent to December 31, 1998, in February 1999, the Company entered into a combination transaction with a U.S. based company, ServiceSoft Corporation. The shareholders of the Company received 45% of the common and preferred share equity in the new combined entity. As part of the transaction, the Company merged with Servicesoft Technologies (Canada) Inc., a wholly-owned subsidiary of ServiceSoft Corporation. As part of the terms, 20% of the exchangeable shares of Servicesoft Technologies (Canada) Inc. and 20% of ServiceSoft Corporation's shares have been placed in escrow until the earlier of completion of an initial public offering or 60 days after the completion of the fiscal 1999 audit.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Internet Business Advantages, Inc.

        In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Internet Business Advantages, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
July 1, 1999

                       INTERNET BUSINESS ADVANTAGES, INC.

                                  BALANCE SHEET

                                                                                              DECEMBER 31,
                                                                                       --------------------------   SEPTEMBER 30,
                                                                                           1997           1998           1999
                                                                                       -----------    -----------    -----------
                                                                                                                     (UNAUDITED)
ASSETS

Current assets:
  Cash and cash equivalents ........................................................   $   242,722    $   855,681    $   605,123
  Accounts receivable, net of allowance for doubtful accounts of $40,000,
    $2,500 and $2,500 at December 31, 1997 and 1998 and September 30,
    1999 (unaudited), respectively .................................................       200,400        252,550        308,744
  Unbilled accounts receivable .....................................................        11,500         90,817        241,054
  Prepaid expenses and other current assets ........................................        17,100         14,953         61,316
                                                                                       -----------    -----------    -----------
      Total current assets .........................................................       471,722      1,214,001      1,216,237
Fixed assets, net ..................................................................       100,340        295,988        376,017
Other assets .......................................................................            --        158,321        150,000
                                                                                       -----------    -----------    -----------
      Total assets .................................................................   $   572,062    $ 1,668,310    $ 1,742,254
                                                                                       -----------    -----------    -----------

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
  AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Convertible demand note ..........................................................   $        --    $        --    $ 2,200,000
  Current portion of capital lease obligations .....................................            --         28,349         38,073
  Current portion of long-term debt ................................................            --         18,523        246,626
  Accounts payable .................................................................        46,100        106,523        209,372
  Accrued expenses .................................................................       121,500        318,338        467,285
  Deferred revenue .................................................................       108,978         18,082        185,186
  Accumulated losses in excess of investment in affiliate ..........................        47,993        260,859             --
                                                                                       -----------    -----------    -----------
      Total current liabilities ....................................................       324,571        750,674      3,346,542
Capital lease obligations ..........................................................            --         47,288         42,545
Long-term debt .....................................................................            --        114,840        457,152
                                                                                       -----------    -----------    -----------
      Total liabilities ............................................................       324,571        912,802      3,846,239
                                                                                       -----------    -----------    -----------
Commitments (Note 9)
Redeemable convertible preferred stock:
  Series A redeemable convertible preferred stock, $0.001 par value;
    928,394 shares authorized, issued and outstanding ..............................     1,021,233      1,021,233      1,021,233
  Series B redeemable convertible preferred stock, $0.001 value;
    1,071,606 shares authorized, issued and outstanding ............................       978,767        978,767        978,767
  Series C redeemable convertible preferred stock, $0.001 par value; no shares authorized, issued and outstanding at December 31, 1997; 914,667 shares authorized, issued and outstanding at December 31,
    1998 and September 30, 1999 (unaudited) ........................................            --      2,999,998      2,999,998
                                                                                       -----------    -----------    -----------
      Total redeemable convertible preferred stock .................................     2,000,000      4,999,998      4,999,998
                                                                                       -----------    -----------    -----------
Stockholders' deficit:
  Common stock, $0.001 par value; 5,000,000 shares authorized; 1,062,667,
    1,088,667 and 1,088,667 shares issued at December 31, 1997 and 1998 and
    September 30, 1999 (unaudited), respectively; 1,062,667, 909,792 and 854,459 shares outstanding at December 31, 1997 and 1998 and
    September 30, 1999 (unaudited), respectively ...................................         1,063          1,089          1,089
  Additional paid-in capital .......................................................         2,624          2,858          2,858
  Treasury stock, at cost ..........................................................            --           (859)        (1,267)
  Accumulated deficit ..............................................................    (1,756,196)    (4,247,578)    (7,106,663)
                                                                                       -----------    -----------    -----------
      Total stockholders' deficit ..................................................    (1,752,509)    (4,244,490)    (7,103,983)
                                                                                       -----------    -----------    -----------
         Total liabilities, redeemable convertible preferred stock and
            stockholders' deficit ..................................................   $   572,062    $ 1,668,310    $ 1,742,254
                                                                                       ===========    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                       INTERNET BUSINESS ADVANTAGES, INC.

                             STATEMENT OF OPERATIONS

                                              YEAR ENDED                NINE MONTHS ENDED
                                              DECEMBER 31,                 SEPTEMBER 30,
                                       --------------------------    --------------------------
                                           1997           1998           1998           1999
                                       -----------    -----------    -----------    -----------
                                                                            (UNAUDITED)

Revenue ............................   $ 1,069,551    $ 1,822,833    $ 1,015,468    $ 2,221,904
                                       -----------    -----------    -----------    -----------
Operating expenses:
  Professional services ............       935,404      1,834,923      1,140,314      2,673,165
  Sales and marketing ..............       607,450      1,086,671        738,353      1,229,364
  General and administrative .......       686,250      1,259,071        827,759      1,450,014
                                       -----------    -----------    -----------    -----------
       Total operating expenses ....     2,229,104      4,180,665      2,706,426      5,352,543
                                       -----------    -----------    -----------    -----------
Loss from operations ...............    (1,159,553)    (2,357,832)    (1,690,958)    (3,130,639)
Loss from equity investment ........       (47,993)      (212,866)      (145,729)      (221,120)
Gain on disposal of subsidiary .....            --             --             --        544,135
Interest income ....................        37,600         90,481         69,522         20,139
Interest expense ...................            --         (2,065)            --        (99,481)
Other income, net ..................            --             --             --         27,881
                                       -----------    -----------    -----------    -----------
       Net loss ....................   $(1,169,946)   $(2,482,282)   $(1,767,165)   $(2,859,085)
                                       ===========    ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       INTERNET BUSINESS ADVANTAGES, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                                                COMMON STOCK
                                          -------------------------      ADDITIONAL                                   TOTAL
                                            NUMBER         $0.001         PAID-IN      TREASURY      ACCUMULATED   STOCKHOLDERS'
                                           OF SHARES      PAR VALUE       CAPITAL        STOCK         DEFICIT        DEFICIT
                                          -----------    -----------    -----------   -----------    -----------   -------------
Balance at December 31, 1996 ..........       888,167    $       888    $     1,054   $        --    $  (586,250)   $  (584,308)
Issuance of restricted stock to
  employees ...........................       174,500            175          1,570                                       1,745
Net loss ..............................                                                               (1,169,946)    (1,169,946)
                                          -----------    -----------    -----------   -----------    -----------    -----------
Balance at December 31, 1997 ..........     1,062,667          1,063          2,624            --     (1,756,196)    (1,752,509)
Issuance costs related to Series C
  redeemable convertible preferred
  stock ...............................                                                                   (9,100)        (9,100)
Issuance of restricted stock to
  employees ...........................        26,000             26            234                                         260
Purchase of common stock held
  in treasury .........................                                                      (859)                         (859)
Net loss ..............................                                                               (2,482,282)    (2,482,282)
                                          -----------    -----------    -----------   -----------    -----------    -----------
Balance at December 31, 1998 ..........     1,088,667          1,089          2,858          (859)    (4,247,578)    (4,244,490)
Purchase of common stock held
  in treasury (unaudited) .............                                                      (408)                         (408)
Net loss (unaudited) ..................                                                              (2,859,085)     (2,859,085)
                                          -----------    -----------    -----------   -----------    -----------    -----------
Balance at September 30, 1999
  (unaudited) .........................     1,088,667    $     1,089    $     2,858   $    (1,267)   $(7,106,663)   $(7,103,983)
                                          ===========    ===========    ===========   ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                       INTERNET BUSINESS ADVANTAGES, INC.

                             STATEMENT OF CASH FLOWS


                                                                                                     NINE MONTHS ENDED
                                                                      YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                                     --------------------------    --------------------------
                                                                         1997           1998           1998           1999
                                                                     -----------    -----------    -----------    -----------
                                                                                            (UNAUDITED)

Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities:
  Net loss .......................................................   $(1,169,946)   $(2,482,282)   $(1,767,165)   $(2,859,085)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization ...............................        33,900         79,901         47,458        108,089
     Loss from equity investment .................................        47,993        212,866        145,729        221,120
     Gain on disposal of subsidiary ..............................            --             --             --       (544,135)
     Changes in assets and liabilities, net of
       effects from acquisition:
       Accounts receivable .......................................      (200,400)       (52,150)      (201,639)        10,804
       Unbilled accounts receivable ..............................       (11,500)       (79,317)            --       (150,237)
       Loans to affiliate ........................................            --             --             --       (151,120)
       Prepaid expenses and other current assets .................        (9,801)         2,147             --        (46,363)
       Other assets ..............................................        15,517       (158,321)         8,779          8,321
       Accounts payable ..........................................        37,059         60,423          2,393         90,599
       Accrued expenses ..........................................        38,589        196,838         13,162        117,014
       Deferred revenue ..........................................       108,978        (90,896)        90,637        167,104
                                                                     -----------    -----------    -----------    -----------
          Net cash used in operating activities ..................    (1,109,611)    (2,310,791)    (1,660,646)    (3,027,889)
                                                                     -----------    -----------    -----------    -----------
Cash flows from investing activities:
  Purchases of fixed assets ......................................       (95,871)      (176,248)      (146,586)      (148,905)
  Investment in equity method company ............................            --             --             --        (32,153)
  Proceeds from disposal of subsidiary ...........................            --             --             --        600,000
                                                                     -----------    -----------    -----------    -----------
          Net cash provided by (used in) investing activities ....       (95,871)      (176,248)      (146,586)       418,942
                                                                     -----------    -----------    -----------    -----------
Cash flows from financing activities:
  Principal payments on capital lease obligations ................            --        (23,664)       (17,254)       (24,307)
  Borrowings from line of credit .................................            --        133,363             --         85,122
  Borrowings from term loan ......................................            --             --             --        500,000
  Repayments on term loan ........................................            --             --             --        (14,707)
  Repayment on debt assumed with acquisition of
     subsidiary ..................................................            --             --             --       (387,311)
  Proceeds from convertible demand note ..........................            --             --             --      2,200,000
  Proceeds from issuance of Series C redeemable
     convertible  preferred stock, net of issuance costs .........            --      2,990,898      2,990,898             --
  Proceeds from issuance of common stock .........................         1,745            260            201             --
  Purchase of common stock held in treasury ......................            --           (859)          (859)          (408)
                                                                     -----------    -----------    -----------    -----------
          Net cash provided by financing activities ..............         1,745      3,099,998      2,972,986      2,358,389
                                                                     -----------    -----------    -----------    -----------
Net increase (decrease) in cash and cash equivalents .............    (1,203,737)       612,959      1,165,754       (250,558)
Cash and cash equivalents, beginning of period ...................     1,446,459        242,722        242,722        855,681
                                                                     -----------    -----------    -----------    -----------
Cash and cash equivalents, end of period .........................   $   242,722    $   855,681    $ 1,408,476    $   605,123
                                                                     ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest .........................   $        --    $     5,041    $        --    $    14,103

NON-CASH INVESTING AND FINANCING ACTIVITIES:

     In November 1997, the Company contributed Know-how in exchange for 950,000 shares of common stock, or 95% ownership, in Internet Security Advantages, Inc. (Note 3).

     In the year ended December 31, 1998 and the nine months ended September 30, 1999, the Company incurred $99,301 and $29,288 (unaudited), respectively, in capital lease obligations for fixed assets.

   The accompanying notes are an integral part of these financial statements.

                       INTERNET BUSINESS ADVANTAGES, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

     Internet Business Advantages, Inc. ("IBA") is a professional service consulting and systems firm. IBA's principal market is domestic businesses. IBA manages its business as a single segment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Cash Equivalents

     IBA invests its excess cash primarily in money market funds of major financial institutions. These investments are subject to minimal credit and market risk. IBA considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalent investments are classified as available-for-sale and carried at cost, which approximates fair market value.

   Fair Value of Financial Instruments

     The carrying amount of IBA's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and long-term debt, approximate their fair values at December 31, 1997 and 1998.

   Revenue Recognition

     IBA receives fees for application development and consulting which constitute the majority of IBA's revenue. Revenue is recognized using the percentage-of-completion method based on the ratio that the hours expended to date bears to the estimated total hours at completion. Losses, if any, are provided for at the time that management determines costs will exceed fees. Maintenance contract revenue is deferred and recognized ratably over the contract period, generally six months or less. Unbilled accounts receivable represents revenue recognized in excess of amounts billed. Deferred revenue represents the unrecognized portion of maintenance contract revenue and amounts billed in excess of revenue recognized on application development and consulting contracts.

   Concentration of Credit Risk and Significant Customers

     Financial instruments which potentially expose IBA to concentrations of credit risk consist primarily of trade accounts receivable. Management believes its credit policies are prudent and reflect normal industry terms and business risk. IBA performs ongoing credit evaluations of customers' financial condition but does not require collateral. IBA maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

     At December 31, 1997, four customers accounted for 27%, 22%, 16% and 12% of total accounts receivable. At December 31, 1998, four customers accounted for 27%, 24%, 19% and 14% of total accounts receivable.

     Revenue from three customers accounted for 28%, 19% and 15% of total revenue for the year ended December 31, 1997. Revenue from one customer accounted for 32% of total revenue for the year ended December 31, 1998.

   Fixed Assets

     Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Repair and maintenance costs are expensed as incurred.

   Stock-Based Compensation

     IBA accounts for stock-based awards to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. IBA has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through footnote disclosure only.

   Advertising Costs

     Advertising costs are expensed as incurred. Advertising costs were $33,000 and $17,000 in the years ended December 31, 1997 and 1998.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

   Recently Issued Accounting Pronouncements

     In February 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SoP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SoP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. SoP 98-1 will be effective for IBA beginning in 1999, and IBA does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

     In April 1998, the AcSEC issued SoP 98-5, "Reporting on the Costs of Start-Up Activities." Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. SoP 98-5 requires that the cost of start-up activities be expensed as incurred. SoP 98-5 is effective for IBA beginning in 1999 and IBA does not expect adoption of this SoP to have a material effect on its financial position or results of operations.

3. INVESTMENT IN INTERNET SECURITY ADVANTAGES, INC. AND GAIN ON DISPOSAL OF SUBSIDIARY

     In November 1997, IBA and Axent Technologies, Inc. ("Axent") established Internet Security Advantages, Inc. ("ISA"), a joint venture, to provide Internet network security consulting services. Axent contributed $50,000 for the purchase of 50,000 shares of common stock, or 5% ownership. IBA contributed its capability to manage consulting services ("Know-how") in exchange for 950,000 shares of common stock, or 95% ownership. In addition, ISA entered into a term loan agreement with Axent which enabled ISA to borrow up to $950,000 through November 1998. At December 31, 1998, ISA had borrowed $350,000. Axent may convert all or any portion of the principal at any time into shares of ISA common stock in accordance with a formula in the term loan agreement. The joint venture also authorized 600,000 shares of common stock for issuance under restricted stock and stock option plans and 100,000 shares of preferred stock. At December 31, 1998, no shares of restricted stock, stock options or preferred stock had been issued. IBA accounts for such investment in accordance with the equity method as Axent holds certain participating rights over operating and capital decisions.

     IBA's initial investment in ISA was recorded at zero. The difference between the carrying amount of the investment and IBA's share of the underlying equity in net assets of ISA represents a deferred gain, which is being amortized to equity income (loss) over seven years, the estimated life of the Know-how contributed to ISA at the inception of the joint venture. The amount of the deferred gain at the inception of ISA was $47,500, and at December 31, 1997 and 1998, the unamortized portion of the deferred gain is approximately $46,400 and $39,600, respectively. At December 31, 1997 and 1998, IBA recognized a liability for its proportionate share of ISA's losses, net of amortization of the deferred gain, in excess of the carrying amount of the investment as ISA's losses are primarily attributable to start-up costs and profitable operations are expected.

     The equity loss from investment in affiliate and the accumulated losses from investment in affiliate would not have been materially different from the reported amounts at December 31, 1997 and 1998 and for the years then ended, if Axent had converted the term loan into ISA common stock.

     Condensed financial information of ISA at December 31, 1997 and 1998 and for the period from inception (November 10, 1997) through December 31, 1997 and the year ended December 31, 1998 is summarized below:


                                    1997            1998
                                 ---------       ---------
Total assets ..............      $ 200,000       $ 230,500
Total liabilities .........        201,700         463,450
Stockholders' deficit .....         (1,700)       (232,950)
Revenue ...................             --         373,900
Net loss ..................        (51,700)       (231,250)

     Unaudited -- In May 1999, IBA acquired Axent's 5% interest in the assets and liabilities of ISA for total cash consideration of $50,000. IBA accounted for the acquisition of Axent's interest under the purchase method of accounting and allocated the purchase price to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. Following the acquisition of Axent's interest, IBA has accounted for ISA as a 100% owned and consolidated subsidiary.

     Unaudited -- In August 1999, IBA disposed of ISA for $600,000 in cash. The difference between the total cash consideration received and the net book value of the assets disposed was recorded as gain on disposal of ISA in the nine months ended September 30, 1999.

4. FIXED ASSETS

     Fixed assets consist of the following:


                                                                                    DECEMBER 31,
                                                             USEFUL LIFE      --------------------------
                                                              IN YEARS           1997             1998
                                                             -----------      ----------      ----------
Computer equipment and software ........................               3      $  135,836      $  232,529
Furniture and fixtures .................................               5          13,500         160,999
Leasehold improvements .................................      lease term              --          31,357
                                                                              ----------      ----------
                                                                                 149,336         424,885
Less -- accumulated depreciation and amortization ......                          48,996         128,897
                                                                              ----------      ----------
                                                                              $  100,340      $  295,988
                                                                              ==========      ==========


     At December 31, 1998, furniture and fixtures held under capital leases totaled $99,301. Accumulated depreciation of furniture and fixtures held under capital leases was $7,800 at December 31, 1998.

5. LINES OF CREDIT

     In October 1998, IBA entered into an agreement with a bank under which IBA has the ability to borrow up to $750,000 for working capital purposes ("Working Capital Facility") and $500,000 for purchases of equipment and software ("Equipment Facility"), subject to certain limitations. All borrowings under this agreement are collateralized by substantially all of IBA's assets and bear interest at the bank's prime rate plus 0.50% (8.25% at December 31, 1998). Borrowings against the Working Capital Facility and accrued interest are due and payable by November 1, 1999. As of December 31, 1998, no borrowings had been made against the Working Capital Facility. Accrued interest on Equipment Facility advances will be payable monthly through August 1, 1999. Equipment Facility advances outstanding on August 1, 1999 will convert to a term loan to be repaid in 36 equal monthly installments of principal, plus accrued interest. Borrowings against the Equipment Facility totaled $133,363 at December 31, 1998. In addition, IBA is required to comply with certain restrictive covenants, including the maintenance of specific financial ratios. As of December 31, 1998, IBA was in compliance with all financial and nonfinancial covenants.

     In May 1999, IBA entered into a $500,000 term note agreement bearing interest at the bank's prime rate plus 1.0%. The term note is due in May 2002 and is secured by substantially all of IBA's assets and requires IBA to comply with certain financial and nonfinancial covenants.

   Convertible Demand Note

     In March 1999, IBA obtained debt financing in the form of convertible demand notes ("Demand Notes") totaling $2,200,000 from shareholders of IBA. The Demand Notes bear interest at an annual interest rate of 6.5% and are convertible into Series D redeemable convertible preferred stock ("Series D Preferred Stock") at the issuance price. If the Series D Preferred Stock is not issued within nine months of the Demand Notes, the principal and accrued interest balances will be payable in full. In connection with the Demand Notes, IBA issued warrants to investors for the purchase of $550,000 in shares of Series D Preferred Stock at the issuance price. Should the Series D Preferred Stock not be issued within nine months of the debt financing, the warrants will become convertible into 167,683 shares of Series C redeemable convertible preferred stock at $3.28 per share. The warrants are exercisable for a period of four years.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

   Redeemable Convertible Preferred Stock

     The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the "Redeemable Convertible Preferred Stock") have the following characteristics:

          Conversion. Each share of the Redeemable Convertible Preferred Stock is convertible at any time at the option of the holder into one share of common stock, subject to certain anti-dilution adjustments, except that holders of the Series B Preferred Stock may only opt for conversion upon either (i) the closing of an initial public offering of IBA's common stock or (ii) the sale of all or substantially all of the assets of IBA. All shares of the Redeemable Convertible Preferred Stock automatically convert into common stock upon the closing of a public offering of IBA's common stock involving aggregate proceeds to IBA of at least $15 million and a price of not less than $9.00 per share.

          At December 31, 1998, IBA has reserved 4,999,998 shares of its common stock for issuance upon conversion of the Redeemable Convertible Preferred Stock.

          Dividend Rights. Holders of the Redeemable Convertible Preferred Stock are entitled to receive dividends when and if declared by the Board of Directors. Any dividends declared must be distributed to the holders of each series of the Redeemable Convertible Preferred Stock equally and no dividends may be paid on the common stock until any and all dividends declared on the Redeemable Convertible Preferred Stock have been paid in full. Through December 31, 1998, no dividends have been declared or paid by IBA.

          Redemption. At the request of the holders of a majority of the Series A Preferred Stock, on December 31, 2003 and each anniversary thereafter, IBA shall redeem the then outstanding shares of Series A Preferred Stock held by the requesting shareholders at a per share price of $1.10 plus all declared but unpaid dividends, subject to certain anti-dilution adjustments. The Series B Preferred Stock and Series C Preferred Stock are redeemable under the same terms as the Series A Preferred Stock except that they are redeemable at a per share price of $0.91 and $3.28, respectively, plus all declared but unpaid dividends, subject to certain anti-dilution adjustments.

          Liquidation, Dissolution or Winding-Up. In the event of any liquidation, dissolution or winding-up of the affairs of IBA, the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be entitled to receive, in preference to the holders of the common stock, a payment of $1.10, $0.91 and $3.28 per share, respectively, plus any declared but unpaid dividends. Any assets remaining following the distributions to the holders of the Redeemable Convertible Preferred Stock will be distributed ratably among the common stockholders.

          Voting Rights. Each holder of the Series A Preferred Stock and Series C Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible at the record date for such vote. Holders of the Series B Preferred Stock are not entitled to vote on the affairs of IBA.

   Stock Restriction Agreements

     At December 31, 1997 and 1998, all of IBA's outstanding shares of common stock were subject to stock restriction agreements. Under these agreements, IBA has the option to repurchase any or all unvested shares of common stock held by a given stockholder in the event of voluntary resignation or termination of their employment by IBA. The number of shares that may be repurchased by IBA upon termination is reduced over a four-year period. At December 31, 1998, 125,000, 7,000 and 120,000 shares of common stock are subject to repurchase at a price of $0.001, $0.05 and $0.01 per share, respectively.

   Treasury Stock

     During 1998, IBA repurchased 178,875 shares of common stock at cost.

7. 1996 STOCK PLAN

     During 1996, IBA adopted the 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan provides for the granting of incentive and non-qualified stock options, performance shares, restricted stock and other stock-based awards to management, other key employees, consultants and directors of IBA. The total number of shares of common stock that may be issued pursuant to awards granted under the 1996 Plan is 466,667. The exercise price under each stock option shall be specified by the Board of Directors at the time of grant. However, incentive stock options may not be granted at less than the fair market value of IBA's common stock at the date of grant or for a term in excess of ten years. For holders of more than 10% of IBA's total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of IBA's common stock at the date of grant and for a term not to exceed five years.

     Transactions under the 1996 Plan during the year ended December 31, 1998 are summarized as follows:


                                                                      1998
                                                          -------------------------------
                                                                         WEIGHTED-AVERAGE
                                                              SHARES      EXERCISE PRICE
                                                          -------------  ----------------
Outstanding at beginning of year ......................            --       $     --
Granted ...............................................       172,250           0.33
Canceled ..............................................       (25,250)          0.33
                                                              -------
Outstanding at end of year ............................       147,000           0.33
                                                              -------
Weighted-average fair value of options granted
  during the year .....................................       $  0.07
                                                              =======


     At December 31, 1998, no options were exercisable. The weighted average remaining contractual life of options granted in 1998 is 9.63 years.

   Fair Value Disclosures

     No compensation cost has been recognized under APB Opinion No. 25 for options granted to employees during the year ended December 31, 1998. Had compensation costs for these awards been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, IBA's net loss for the year ended December 31, 1998 would not have differed significantly from the amount reported. However, because options vest over several years and because additional option grants are expected to be made subsequent to December 31, 1998, the pro forma effects of applying the fair value method may be material to reported net income or loss in future years.

     The fair value of each option grant is estimated on the date of grant using the minimum value option-pricing method with the following assumptions used for option grants made in 1998: no dividend yield, risk-free interest rate of 5.0%, no volatility and an expected option term of five years.

8. INCOME TAXES

     Deferred tax assets consist of the following:


                                                                   DECEMBER 31,
                                                             ---------------------------
                                                                1997            1998
                                                             ---------       -----------
Net operating loss carryforwards ......................      $ 664,000       $ 1,588,000
Research and development tax credit carryforwards .....         28,000            35,000
Other .................................................         15,000            16,000
                                                             ---------       -----------
Gross deferred tax assets .............................        707,000         1,639,000
Deferred tax asset valuation allowance ................       (707,000)       (1,639,000)
                                                             ---------       -----------
Net deferred tax assets ...............................      $      --       $        --
                                                             =========       ===========


     At December 31, 1997 and 1998, IBA has provided a valuation allowance for the full amount of the deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured.

     At December 31, 1998, IBA has net operating loss carryforwards for federal and state tax purposes of approximately $3,940,000 which are available to reduce future taxable income and expire at various dates through 2018. IBA also has federal and state investment tax credit carryforwards of $19,000 and $25,000, respectively, available to reduce future tax liabilities. These tax credit carryforwards expire at various dates between 2011 and 2013.

     Under the provisions of the Internal Revenue Code, certain substantial changes in IBA's ownership may limit the amount of net operating loss and tax credit carryforwards which could be utilized annually to offset future taxable income and taxes payable. The amount of this annual limitation is determined based, in part, upon IBA's value prior to an ownership change.

9. COMMITMENTS

   Leases

     IBA leases office space and certain fixed assets under noncancelable operating and capital leases. Future minimum lease payments due under these leases are as follows:


                                                                OPERATING       CAPITAL
YEAR ENDING DECEMBER 31,                                         LEASES          LEASES
------------------------                                       ----------      ----------
    1999 ................................................      $  298,000      $   33,690
    2000 ................................................         300,000          33,690
    2001 ................................................         222,000          16,845
    2002 ................................................         196,000              --
    2003 ................................................         196,000              --
                                                               ----------      ----------
Total minimum lease payments ............................      $1,212,000          84,225
                                                               ==========
Less -- amount representing interest ....................                           8,588
                                                                               ----------
Present value of obligations under capital leases .......                      $   75,637
                                                                               ==========


     Total rent expense under these noncancelable operating leases was $95,000 and $244,000 for the years ended December 31, 1997 and 1998, respectively.

10. SUBSEQUENT EVENT (UNAUDITED)

     On December 17, 1999, IBA entered into a Merger Agreement with Servicesoft Technologies, Inc. ("Servicesoft"). In connection with the transaction, all IBA stock was exchanged for Servicesoft common stock. Additionally, all convertible note holders were issued Servicesoft common stock as consideration for the cancellation of the notes. Outstanding options and warrants were also converted into equivalent Servicesoft options and warrants.

                                SERVICESOFT, INC.

                  INTRODUCTION TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

     During the year ended December 31, 1999, Servicesoft, Inc. ("Servicesoft") completed two transactions which are comprehended by these unaudited pro forma combined financial statements.

BALISOFT TECHNOLOGIES INC.

     On February 12, 1999, Servicesoft completed its merger with Balisoft Technologies Inc. ("Balisoft"), a company that develops e-mail management and real-time internet collaboration applications. In connection with the acquisition, Servicesoft issued 2,205,915 shares of exchangeable common stock valued at $3,760,000, issued 2,281,653 shares of exchangeable preferred stock (exchangeable into Series H redeemable convertible preferred stock) valued at $7,773,000, and assumed or issued options and warrants to purchase 641,275 shares of Servicesoft common stock valued at $780,000. Servicesoft valued the options and warrants included in the purchase consideration based on a Black Scholes computation of their fair value at the date of grant; assumptions used included a risk-free interest rate of 5.25%, no dividend yield, volatility of 100%, weighted average expected life of 5 years, and fair value of the underlying common stock of $1.70 per share. The total consideration of $12,313,000 represented by the Servicesoft stock and options was determined based on an independent appraisal. In connection with this merger, Servicesoft incurred costs of $273,000, which are included in the total purchase price for accounting purposes.

     The merger was accounted for under the purchase method of accounting. Accordingly, the fair market values of the acquired assets and assumed liabilities have been included in the consolidated financial statements of Servicesoft as of the merger date and the results of operations of Balisoft have been included thereafter. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):


Working capital, net .........................................................      $ 3,834
Property and equipment .......................................................          198
Completed technologies .......................................................        1,512
Workforce ....................................................................          473
Non-competition covenant .....................................................          180
Goodwill .....................................................................        6,389
                                                                                    -------
                                                                                    $12,586
                                                                                    =======

     The amounts allocated to identifiable tangible and intangible assets were based on the results of an independent appraisal.

INTERNET BUSINESS ADVANTAGES, INC.

     On December 17, 1999, Servicesoft completed its acquisition of Internet Business Advantages, Inc. ("IBA"), a company that provides consulting services primarily focused on using Internet and Intranet technologies. In connection with the acquisition, Servicesoft paid $1,156,000, issued 1,124,010 shares of common stock valued at $10,150,000, and assumed or issued options and warrants to purchase 71,745 shares of Servicesoft common stock valued at $475,000. Servicesoft valued the options included in the purchase consideration based on a Black Scholes computation of their fair value at the date of grant; assumptions used included a risk-free interest rate of 5.25%, no dividend yield, volatility of 100%, weighted average expected life of 5 years, and fair value of the underlying common stock of $9.03 per share. The total consideration of $11,781,000 represented by the Servicesoft stock and options was determined in connection with an independent appraisal. In connection with this acquisition, Servicesoft incurred costs of $295,000, which are included in the total purchase price for accounting purposes.

     The acquisition was accounted for under the purchase method of accounting. Accordingly, the fair market values of the acquired assets and assumed liabilities have been included in the consolidated financial statements of Servicesoft as of the acquisition date and the results of operations of IBA have been included thereafter. The purchase price was allocated to the acquired assets and assumed liabilities as follows (in thousands):


Working capital, net.............................................................................     $         233
Property and equipment...........................................................................               487
Workforce........................................................................................             1,071
Goodwill.........................................................................................            10,285
                                                                                                      -------------
                                                                                                      $      12,076
                                                                                                      =============


     The amounts allocated to identifiable tangible and intangible assets were based on the results of an independent appraisal.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

     The unaudited pro forma combined statement of operations for the year ended December 31, 1999 presents the results of operations of Servicesoft, Balisoft and IBA on a combined basis assuming the acquisitions had occurred on January 1, 1999. The transactions were accounted for under the purchase method; accordingly, the results of operations of Balisoft and IBA were included in the results of Servicesoft as reported from the applicable closing dates. The pro forma columns for Balisoft and IBA represent their results of operations in 1999 prior to the transactions. All material adjustments to reflect the effects of the transactions are set forth in the Adjustments column. An unaudited pro forma combined balance sheet is not presented here since all effects of the transactions are reflected in the consolidated balance sheet of Servicesoft as of December 31, 1999, which is presented elsewhere herein.

     The pro forma data is for informational purposes only and does not necessarily reflect future results of operations or what the results of operations would have been had Servicesoft, Balisoft, and IBA been operating as a combined entity for the specified period. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of Servicesoft, including the notes thereto.

                                SERVICESOFT, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999


                                                                                 INTERNET
                                    SERVICESOFT, INC.      BALISOFT              BUSINESS                                PRO FORMA
                                      (AS REPORTED)    TECHNOLOGIES INC.      ADVANTAGES, INC.       ADJUSTMENTS          COMBINED
                                    -----------------  -----------------      ----------------     ---------------       -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                              (UNAUDITED)
Revenue:
  Software license ...............   $         4,210    $            --       $            --    $            --       $     4,210
  Services .......................             2,934                 --                 3,335                 --             6,269
                                     ---------------    ---------------       ---------------    ---------------       -----------
          Total revenue ..........             7,144                 --                 3,335                 --            10,479
                                     ---------------    ---------------       ---------------    ---------------       -----------
Cost of revenue:
  Cost of software license .......               406                 --                    --                 --               406
  Cost of services ...............             3,375                 --                 3,775                 --             7,150
                                     ---------------    ---------------       ---------------    ---------------       -----------
          Total cost of revenue ..             3,781                 --                 3,775                 --             7,556
                                     ---------------    ---------------       ---------------    ---------------       -----------
Gross profit .....................             3,363                 --                  (440)                --             2,923
                                     ---------------    ---------------       ---------------    ---------------       -----------
Operating expenses:
  Research and development .......             4,205                197                    18                 --             4,420
  Sales and marketing ............            13,310                259                 1,550                 --            15,119
  General and administrative .....             5,044                339                 2,223                 --             7,606
  Amortization of goodwill and
     other intangible assets .....             2,671                 --                    --              4,086(a)          6,757
  Stock compensation .............             1,900                 --                    --                 --             1,900
                                     ---------------    ---------------       ---------------    ---------------       -----------
          Total operating expenses            27,130                795                 3,791              4,086            35,802
                                     ---------------    ---------------       ---------------    ---------------       -----------
Loss from operations .............           (23,767)              (795)               (4,231)            (4,086)          (32,879)
Interest and other income
  (expense), net .................               214                 20                   371                 --               605
                                     ---------------    ---------------       ---------------    ---------------       -----------
Net loss .........................           (23,553)              (775)               (3,860)            (4,086)          (32,274)
Accretion on redeemable
  convertible preferred stock ....            (2,725)                --                    --                (72)(b)        (2,797)
                                     ---------------    ---------------       ---------------    ---------------       -----------
Net loss attributable to
  common stockholders ............   $       (26,278)   $          (775)      $        (3,860)   $        (4,158)      $   (35,071)
                                     ===============    ===============       ===============    ===============       ===========
Basic and diluted net loss per
  common share ...................   $        (11.02)                                                                  $     (9.38)
Shares used in computing basic
  and diluted net loss per
  common share ...................             2,385                                                       1,353 (c)         3,738

                                SERVICESOFT, INC.

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

(a) To reflect the amortization of the goodwill and other intangible assets acquired totaling $19,910,000 as if the acquisitions had occurred on January 1, 1999, over their expected useful lives. The adjustment was determined as follows:


                                                                                                         USEFUL
                                                                                         RECORDED         LIFE         ANNUAL
INTANGIBLE ASSET                                                                        FAIR VALUE       (YEARS)    AMORTIZATION
----------------                                                                      --------------   ----------   ------------
Completed technologies -- Balisoft...............................................      $      1,512        3         $       504
Workforce -- Balisoft............................................................               473        3                 158
Non-competition covenant -- Balisoft.............................................               180        1                 180
Goodwill -- Balisoft.............................................................             6,389        3               2,130
Workforce -- IBA.................................................................             1,071        3                 357
Goodwill -- IBA..................................................................            10,285        3               3,428
                                                                                                                     -----------
          Total annual amortization..............................................                                          6,757
Amortization recorded in 1999....................................................                                          2,671
                                                                                                                     -----------
          Pro forma adjustment...................................................                                    $     4,086
                                                                                                                     ===========


(b) To reflect accretion on the exchangeable Series H redeemable convertible preferred stock as if such shares had been outstanding since January 1, 1999.

(c) The calculation of pro forma weighted-average number of shares outstanding includes the weighted-average number of common shares outstanding of Servicesoft for the year ended December 31, 1999, adjusted to give effect to the issuance of 2,205,915 shares of Servicesoft's common stock in connection with the Balisoft merger and the issuance of 1,124,010 shares of Servicesoft's common stock in connection with the IBA acquisition, as if such shares had been outstanding since January 1, 1999. The calculation does not include the effect of common stock equivalents as their inclusion would be anti-dilutive.